Filed Pusuant to Rule 424(b)(5)(#)
Registration No.333-54504

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion) Issued May 7, 2004

(To Prospectus dated February 9, 2001)

PPL Capital Funding, Inc.

$

Notes due May 18, 2006

Fully and Unconditionally Guaranteed, as set forth herein,

By PPL Corporation

On January 21, 2004, PPL Corporation issued 3,975,160 Premium Equity Participating Security Units (PEPSSM Units), Series B, referred to herein as the PEPS Units, Series B, in an exchange offer for certain previously outstanding Premium Equity Participating Security Units (PEPSSM Units) that were issued in May 2001 (referred to herein as the PEPS Units). The PEPS Units, Series B consist of a forward purchase contract to purchase shares of PPL Corporation common stock and an aggregate of $99,379,000 of notes due May 2006 issued by us and guaranteed by PPL Corporation. This prospectus supplement relates to a remarketing of up to an aggregate principal amount of $99,379,000 of those notes.

The notes mature on May 18, 2006. Interest on the notes will be payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year at the floating reset interest rate described herein commencing on August 18, 2004. On and after May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured and unsubordinated obligations and will rank equally in right of payment with PPL Capital Funding’s existing and future direct, unsecured and unsubordinated indebtedness and senior in right of payment to all of PPL Capital Funding’s subordinated indebtedness.

For a discussion of the risks that you should consider in evaluating an investment in the notes, see “Risk Factors” beginning on page S-5 of this prospectus supplement.

	Per Note	Total

Price to the Public	%	$

Maximum Remarketing Fee to Remarketing Agent	%	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect the notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company on or about May 18, 2004.

Remarketing Agent

MORGAN STANLEY

May      , 2004

      As used in this prospectus supplement, the terms “company,” “we,” “our” and “us” refers to PPL Capital Funding, PPL Corporation or to one or more of PPL Corporation’s consolidated subsidiaries. The term “PPL” refers to PPL Corporation together with PPL Corporation’s consolidated subsidiaries, taken as a whole. Reference to the “accompanying prospectus” means the prospectus of February 9, 2001 of PPL Corporation, PPL Capital Funding Inc. and PPL Capital Funding Trust I.

      You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and those documents incorporated by reference herein. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. This document does not constitute an offer to sell, or a solicitation of an offer to buy, any notes offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus supplement is correct as of any date after the date of this prospectus supplement.

      This prospectus supplement and the accompanying prospectus have been prepared based on information provided by us and other sources we believe to be reliable.

i

PROSPECTUS SUPPLEMENT SUMMARY

      This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

PPL Corporation

Overview

      PPL Corporation is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western United States and in the delivery of electricity in Pennsylvania, the United Kingdom and Latin America. As of March 31, 2004, we owned or controlled 11,527 megawatts, or MW, of low-cost and diverse power generation capacity, and we had domestic generation projects under development that will provide 863 MW of new electric generation capacity, including our 45 MW share of an upgrade to Unit 1 at our Susquehanna nuclear facility in Pennsylvania completed in April 2004. Additionally, we provide energy-related services to businesses primarily in the mid-Atlantic and northeastern United States.

      Approximately 6,500 MW of our total generation capacity is currently committed to meeting the obligation of our Pennsylvania delivery company to provide electricity through the year 2009 under fixed-price tariffs pursuant to Pennsylvania’s Customer Choice Act. We have another 450 MW of generation capacity committed to providing electricity to a delivery company in Montana through June 2007. These two commitments, combined with other contractual sales to other counterparties for terms of various lengths, commit, on average, over 80% of our expected annual output for the period 2004 through 2008. These arrangements are consistent with and are an integral part of our overall business strategy, which includes the matching of energy supply with load, or customer demand, under long-term and intermediate-term contracts with creditworthy counterparties to capture profits while reducing our exposure to movements in energy and fuel prices and counterparty credit risk.

      We operate two principal lines of business:

Energy Supply

      We are a leading supplier of competitively priced energy in the United States through our subsidiaries, PPL Generation and PPL EnergyPlus, and acquire and develop U.S. generation projects through our PPL Global subsidiary. These entities are direct, wholly-owned subsidiaries of PPL Energy Supply, LLC. PPL Energy Supply is an indirect wholly-owned subsidiary of PPL Corporation.

•	PPL Generation owns or controls a portfolio of domestic power generation assets, with a total capacity of 11,527 MW as of March 31, 2004. These power plants are located in Pennsylvania (8,582 MW), Montana (1,157 MW), Arizona (750 MW), Illinois (540 MW), Connecticut (243 MW), New York (159 MW) and Maine (96 MW) and use diversified fuel sources including coal, nuclear, natural gas, oil and hydro. In April 2004, we completed an upgrade to Unit 1 at our Susquehanna nuclear facility in Pennsylvania, which added an additional 45 MW to our portfolio.

•	PPL EnergyPlus markets electricity produced by PPL Generation, along with purchased power and natural gas, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

•	PPL Global (domestic operations) acquires and develops U.S. generation projects that are, in turn, operated by PPL Generation as part of its portfolio of generation assets.

Energy Delivery

      We provide energy delivery services in the mid-Atlantic regions of the United States through our subsidiaries, PPL Electric Utilities and PPL Gas Utilities, and in the United Kingdom and Latin America through our PPL Global subsidiary.

•	PPL Electric Utilities is a regulated public utility company, incorporated in 1920, providing electricity delivery services to approximately 1.3 million customers in eastern and central Pennsylvania.

•	PPL Gas Utilities is a regulated public utility providing gas delivery services to approximately 105,000 customers in Pennsylvania and Maryland.

•	PPL Global (international operations) currently owns and operates energy delivery businesses serving approximately 3.5 million customers in the United Kingdom and Latin America. In September 2002, PPL Global acquired a controlling interest in, and consequently gained 100% ownership of, Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the U.K., which together serve approximately 2.5 million end-users. WPD delivered 28,137 million kWh of electricity in 2003.

PPL Capital Funding, Inc.

      PPL Capital Funding, Inc. is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations.

      The address of our principal executive offices is Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and our telephone number is (610) 774-5151.

The Remarketing

Issuer	PPL Capital Funding, Inc.

Securities remarketed	Up to $99,379,000 aggregate principal amount of notes. The exact aggregate principal amount of notes to be remarketed will be confirmed on May 10, 2004, upon the receipt by us of certain notices under the terms of the PEPS Units, Series B.

Maturity date	May 18, 2006.

Interest payment dates	February 18, May 18, August 18 and November 18 of each year commencing on August 18, 2004.

Interest	The notes will bear interest at the floating reset interest rate described herein. The amount of interest for each day the notes are outstanding will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the notes.

Ranking	On and after May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured and unsubordinated obligations and will rank equally in right of payment with PPL Capital Funding’s existing and future direct, unsecured and unsubordinated indebtedness and senior in right of payment to all of PPL Capital Funding’s subordinated indebtedness.

Guarantee	PPL Corporation guarantees the payment of principal of and any interest on the notes, when due and payable, whether at the stated maturity date, by declaration of acceleration or otherwise, in accordance with the terms of the notes and the indenture. On and after May 18, 2004, the guarantee of the notes will be PPL Corporation’s unsecured obligation and will rank equally with all of PPL Corporation’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of PPL Corporation’s subordinated indebtedness.

Redemption	The notes are not redeemable at the election of PPL Capital Funding prior to the maturity date thereof.

Sinking Fund	None.

DTC Eligibility	The notes are issued only in book-entry form, in denominations of $1,000 or any integral multiples of $1,000 such that the notes are represented by one or more permanent global securities registered in the name of The Depository Trust Company, or DTC, or its nominee. The global securities have been deposited with the trustee as custodian or DTC.

Trading of the Notes	The notes are not listed on any securities exchange or included in any automated quotation system.

Use of proceeds	We are remarketing up to an aggregate principal amount of $99,379,000 of notes to investors on behalf of holders of PPL Corporation’s PEPS Units, Series B issued in January 2004. PPL Corporation will receive the proceeds from a successful remarketing equal to 100% of the principal amount of the remarketed notes in satisfaction of the obligation of the holders of the PEPS Units, Series B under the stock purchase contracts to purchase shares of our common stock. PPL Corporation will use these proceeds for general corporate purposes, which may include the repayment of debt as determined by PPL Corporation.

Trustee and Paying Agent	JPMorgan Chase Bank

Governing Law	The notes and the indenture are governed by the laws of the State of New York.

For a complete description of the terms of the notes, please refer to “Description of the Remarketed Notes.”

RISK FACTORS

      In considering whether to purchase notes, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read “Forward-Looking Information” on page S-14 of this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements in this prospectus supplement and the accompanying prospectus.

      As used in this “Risk Factors” section only, the terms “we,” “our” and “us” refers to PPL.

Risks Relating to the Notes

     An active trading market for the notes may not develop.

      There is currently no public market for the notes. We do not plan to list the notes on any securities exchange or to include them in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, your ability to sell the notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

PPL Corporation is a holding company, and will depend upon funds from its subsidiaries to meet its obligations under the guarantee.

      PPL Corporation is a holding company, and its only significant assets are its investments in its subsidiaries. As a holding company, it is dependent upon dividends, loans or advances, or other intercompany transfers of funds from subsidiaries to meet its obligations, including its obligations under the guarantee. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due under PPL Corporation’s obligations or to make any funds available for such payment.

      Because PPL Corporation is a holding company, its obligations under the guarantee will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PPL Corporation’s rights and the rights of its shareholders and creditors, including rights of a holder of the notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may itself be a creditor with recognized claims against any such subsidiary, PPL Corporation’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by PPL Corporation. Although certain agreements to which PPL Corporation and its subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its respective subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

      The debt agreements of some of PPL Corporation’s subsidiaries and affiliates contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to PPL Corporation upon failing to meet certain financial tests or other conditions, although we currently believe that all of PPL Corporation’s subsidiaries and affiliates are in compliance with such tests and conditions.

      Accordingly, PPL Corporation’s ability to make payments with respect to the guarantee may be limited.

Risks Related to Our Supply Businesses

Changes in commodity prices may increase the cost of producing electricity or decrease the amount we receive from selling electricity, which could adversely affect our financial performance.

      Changes in power prices or fuel costs may impact our financial results and financial position by increasing the cost of producing power or decreasing the amount we receive from the sale of power. The market prices for these commodities may fluctuate substantially over relatively short periods of time. Among the factors that could influence such prices are:

•	demand for electricity and additional supplies of electricity from current or new competitors;

•	prevailing market prices for coal, natural gas, fuel oil and other fuels used in our generation facilities, including associated transportation costs, and supplies of such commodities;

•	capacity and transmission service into, or out of, our markets;

•	changes in the regulatory framework for wholesale power markets;

•	liquidity in the general wholesale electricity market; and

•	weather conditions impacting demand for electricity.

      Unlike most other commodities, electric power cannot be stored and must be produced at the time of use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. For example, in recent years, wholesale electricity prices in the northwestern United States for all hours reached a high of $525 per megawatt hour in December 2000 and a low in May 2002 of $13 per megawatt hour.

      Like wholesale power prices, fuel costs have fluctuated historically. In recent years, prices for wholesale natural gas as reported on the New York Mercantile Exchange, or NYMEX, have ranged from a high of $9.98 per btu in January 2001 to a low of $1.83 per btu in October 2001. In addition, the price for 1% residual oil at New York Harbor, which is the primary pricing location for the northeastern United States, has ranged from a high of $35 per barrel in February 2003 to a low of $15 per barrel in February 2002.

      A key part of our business strategy is to sell our anticipated generation production under long-term power sales agreements that include fixed prices for our electric power. If we cannot secure or maintain favorable long-term fuel purchase agreements for our power generation facilities, our fuel costs could exceed the revenues that we derive under these long-term, fixed-price agreements. In addition, in the absence of long-term power sales agreements, we must sell the energy, capacity and other products from our facilities into the competitive wholesale power markets. Given the volatility and potential for material differences between actual power prices and fuel and other costs, if we cannot secure or maintain long-term power sales and fuel purchase agreements, our revenues will be subject to increased volatility and our financial results may be materially adversely affected.

              We may not be able to obtain adequate fuel supplies, which could adversely affect our ability to operate our facilities.

      We purchase fuel from a number of suppliers. Disruption in the delivery of fuel, including disruptions as a result of weather, labor relations or environmental regulations affecting our fuel suppliers, could adversely affect our ability to operate our facilities, which could result in lower sales and/or higher costs and thereby adversely affect our results of operations.

              Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

      Operation of power plants involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, fuel interruption and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and, if we are unable to perform our contractual obligations as a result, penalties or damages.

              We are not assured of any guaranteed level of sales as a “provider of last resort,” or PLR.

      The PLR contract obligations do not provide us with any guaranteed level of sales. If PPL Electric’s customers obtain service from alternate suppliers, which they are entitled to do at any time, our sales of power under the PPL EnergyPlus contracts may decrease. Alternatively, customers could switch back to PPL Electric from alternative suppliers, which may increase demand above our facilities’ available capacity. While PPL Energy Supply satisfies its energy supply obligations through a portfolio approach of providing energy from its generation assets, contractual relationships and market purchases, we estimate that if the PLR requirements were satisfied solely from our existing Pennsylvania generating assets, this obligation currently would represent approximately 75% of the normal operating capacity of our existing Pennsylvania generation assets. Any switching by customers could have a material adverse effect on our results of operations or financial position.

              We face competition in our energy supply business, which may adversely affect our ability to operate profitably.

      As a result of federal and state deregulation initiatives, the electric power industry has experienced a significant increase in the level of competition in the energy markets. Many of our generation facilities were historically operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Unlike regulated utilities, our energy supply business is not assured of any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are dependent on our ability to operate in a competitive environment.

      We expect the deregulated energy markets to continue to be highly competitive. Competition is impacted by energy and fuel prices, new market entrants, construction by others of generating assets, the actions of regulatory authorities and other factors. These competitive factors may negatively impact our ability to sell energy and related products and the prices which we may charge for such products, which could adversely affect our results of operations and our ability to grow our business.

      Although we have long-term supply agreements for a substantial portion of our generation, a substantial portion of our future sales will be made into the competitive wholesale markets. Competition in these markets will occur principally on the basis of the price of products and, to a lesser extent, on the basis of reliability and availability. We expect the commencement of commercial operation of new electric facilities in the regional markets where we own or control generation capacity will continue to increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on the prices we receive for energy.

      We also face competition in the wholesale markets for energy capacity and ancillary services. We primarily compete with other energy merchants based on our ability to aggregate supplies at competitive prices from different sources and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Competitors may employ very different strategies. We also compete against other energy marketers on the basis of relative financial condition and access to credit sources, and many of our competitors have greater financial resources than we do.

              We are subject to the risks of nuclear generation, including the risk that our Susquehanna nuclear plant could become subject to revised safety requirements that would increase our capital and operating expenditures, and uncertainties associated with decommissioning our plant at the end of its licensed life.

      Nuclear generation accounts for about 20% of our generation capacity. The risks of nuclear generation generally include:

•	the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses and liabilities that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

      The Nuclear Regulatory Commission, or NRC, has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, revised safety requirements promulgated by the NRC could necessitate substantial capital or operating expenditures at our Susquehanna nuclear plant. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna plant, if an incident did occur, any resulting operational loss, damages and injuries could have a material adverse effect on our results of operations or financial condition.

Changes in technology may impair the value of our power plants.

      A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a relatively low price. There are other technologies for producing electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired.

We are exposed to operational, price and credit risks associated with selling and marketing products in the wholesale power markets.

      We purchase and sell power at the wholesale level under market-based tariffs authorized by the Federal Energy Regulatory Commission, or FERC, throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, we could be required to pay damages. These damages would generally be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmissions disruptions, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and energy.

      We also face credit risk that parties with whom we contract will default in their performance, in which case we may have to sell our power into a lower-priced market or make purchases in a higher priced market than existed at the time of contract. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our obligations, that we will not be required to pay damages for failure to perform or that we will not experience counterparty non-performance.

We do not always hedge against risks associated with energy and fuel price volatility.

      We attempt to mitigate risks associated with satisfying our contractual power sales arrangements by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. We also routinely enter into contracts, such as fuel and power purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be affected unfavorably.

Our risk management policies relating to energy and fuel prices, interest rates, foreign currency and counterparty credit, may not work as planned and we may suffer economic losses despite such policies.

      We actively manage the market risk inherent in our energy and fuel, debt and foreign currency positions. We have implemented procedures to enhance and monitor compliance with our risk management policies, including validation of transaction and market prices, verification of risk and transaction limits, sensitivity analyses and daily portfolio reporting of various risk measurement metrics. Nonetheless, we cannot hedge against all of our exposures in these areas and our risk management program may not work as planned. For instance, our power plants might not produce the expected amount of power during a given day or time period due to weather conditions, technical problems or other unanticipated events, which could require us to make energy purchases at higher prices than the prices under our energy supply contracts. In addition, we may miscalculate the amount of fuel required for one of our power plants during a given day or time period, which could require us to buy additional fuel or sell excess fuel at prices less favorable than the prices under our fuel contracts. Similarly, interest rates or foreign currency exchange rates in countries where we have foreign operations, could change in significant ways as a result of economic, political, social or other events that our risk management procedures were not set up to address. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events lead to greater losses or costs than our risk management positions were intended to hedge.

      In addition, our trading, marketing and risk management activities are exposed to the credit risk that counterparties that owe us money or energy will breach their obligations. We have established risk management policies and programs, including credit policies to evaluate counterparty credit risk. However, if counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices. In that event, our financial results are likely to be adversely affected.

We rely on transmission and distribution assets that we do not own or control to deliver our wholesale electricity and natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver power may be hindered.

      We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase for use in our electric generation facilities. In Pennsylvania, although we own transmission and distribution facilities, we are a member of the PJM Interconnection, which operates the electric transmission network and electric energy market in the mid-Atlantic region of the United States. Our transmission through PJM is highly dependent on operational conditions at a given time depending on what generation assets are operating within PJM, customer demand, the status of the transmission system and whether or not PJM is importing or exporting energy to other adjacent power pools. In Arizona, Illinois, Montana, New England and New York, where we do not own transmission lines, all of the output from our generation assets is transmitted over facilities owned and operated by other companies. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered.

      The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

We operate in competitive segments of the electric power industry created by deregulation initiatives at the state and federal levels. If the present trend towards competition is reversed, discontinued or delayed, our business prospects and financial condition could be materially adversely affected.

      Some deregulated markets have experienced supply problems and price volatility. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. In California, legislation has been passed placing a moratorium on the sale of generation plants by public utilities regulated by the California Public Utilities Commission. In 2001, the FERC instituted a series of price controls designed to mitigate (or cap) prices in the entire western U.S. to address the extreme volatility in the California energy markets. These price controls have had the effect of significantly lowering spot and forward energy prices in the western market.

      In addition, the independent system operators, or ISOs, that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business.

      Other proposals to re-regulate our industry may be made, and legislative or other action affecting the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

Risk Related to Our Delivery Businesses

Regulators may not approve the rates we request. An increase in PPL Electric’s distribution rates lower than expected, or a decrease in WPD’s distribution rates, could have an adverse impact on our income.

      Our electricity and gas delivery businesses are subject to cost-of-service based rate regulation. While such regulation is generally premised on the recovery of prudently incurred costs and a reasonable rate of return on invested capital, the rates that we may charge our delivery customers are subject to authorization of the applicable regulatory authorities and there is no guarantee that the rates authorized by regulators will match our actual costs or provide a particular return on invested capital at any given time.

      Pursuant to a 1998 Settlement Order of the PUC, PPL Electric agreed to a cap on the electricity transmission and distribution rates that it collects from retail customers in its service territory. This cap expires on December 31, 2004. On March 29, 2004, PPL Electric filed a request for a distribution rate increase with the PUC. If approved, the new distribution rates would go into effect on January 1, 2005, when the distribution rate cap expires. PPL Electric cannot predict the amount of the rate increase that will ultimately be approved by the PUC.

      WPD is a regulated regional monopoly electricity distribution business in Great Britain subject to control on the prices it can charge and the quality of supply it must provide. The current distribution price control formula that governs WPD’s allowed revenue is scheduled to operate until April 2005. Any significant lowering of rates implemented by the regulatory authority based upon the 2005 regulatory review could lower the amount of revenue WPD generates in relation to its operational costs and could materially reduce our income.

Other Risks Related to Our Businesses

Our operating results could fluctuate on a seasonal basis, especially as a result of severe weather conditions.

      Our electricity and gas supply and delivery businesses may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis, especially when severe weather conditions such as heat waves or winter storms make such fluctuations more pronounced. The pattern of this fluctuation may change depending on the nature and location of the facilities we acquire or develop and the terms of our contracts to sell electricity.

Our business is subject to extensive regulation, which may increase our costs, reduce our revenues, or prevent or delay operation of our facilities.

      The acquisition, ownership and operation of power generation facilities and the delivery of electricity and gas through our transmission and distribution facilities require numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain or maintain any required approval or comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or delayed or become subject to additional costs.

      Our U.S. generation subsidiaries are exempt wholesale generators, or EWGs, which sell electricity into the wholesale market. Generally, our EWGs and our marketing subsidiaries are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities and power from our marketing subsidiaries at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose “cost of service” rates if it determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC of the rate we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations.

Our costs of compliance with environmental laws are significant and the costs of compliance with new environmental laws could adversely affect our profitability.

      Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control and emission fees.

      New environmental laws and regulations affecting our operations, and new interpretations of existing laws and regulations, may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect.

      We may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generation units.

We cannot predict the outcome of the legal proceedings and investigations currently being conducted with respect to our current and past business activities. An adverse determination could have a material adverse effect on our financial condition, results of operations or cash flows.

      We are involved in numerous legal proceedings, claims and litigation and subject to ongoing state and federal investigations arising out of our business operations, the most significant of which are summarized in our reports filed with the SEC and incorporated by reference into this prospectus. We cannot predict the ultimate outcome of these matters, nor can we reasonably estimate the costs or liability that could potentially result from a negative outcome in each case.

Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks may delay or reduce our realization of value from our international projects.

      We have operations outside of the United States. The acquisition, financing, development and operation of projects outside of the United States entail significant financial risks, which vary by country, including:

•	changes in foreign laws or regulations relating to foreign operations, including tax laws and regulations;

•	changes in United States laws related to foreign operations, including tax laws and regulations;

•	changes in government policies, personnel or approval requirements;

•	changes in general economic conditions affecting each country;

•	regulatory reviews of tariffs for local distribution companies;

•	changes in labor relations in foreign operations;

•	limitations on foreign investment or ownership of projects and returns or distributions to foreign investors;

•	limitations on ability of foreign companies to borrow money from foreign lenders and lack of local capital or loans;

•	fluctuations in currency exchange rates and difficulty in converting our foreign funds to U.S. dollars, which can increase our expenses and/or impair our ability to meet such expenses, and difficulty moving funds out of the country in which the funds were earned;

•	limitations on ability to import or export property and equipment;

•	compliance with United States foreign corrupt practices laws;

•	political instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.

      Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities.

      Despite contractual protections we have against many of these risks for our international operations or potential investments in the future, our actual results and the value of our investment may be adversely affected by the occurrence of any of these events.

Our projects under construction or development may not commence operation as scheduled, which could increase our costs and impair our ability to recover our investment

      At March 31, 2004, we had power plants with 863 MW of generation capacity under development or construction and we intend to continue to evaluate opportunities to acquire and develop new, low-cost and efficient electric power generation facilities in key northeastern and western markets. Successful completion of these facilities is subject to numerous factors, including among other things, negotiation of satisfactory engineering, construction, fuel supply and power sales contracts, receipt of required governmental permits and timely implementation and satisfactory completion of construction. The failure to complete construction according to specifications and on time can result in cost overruns, liabilities, reduced plant efficiency, higher operating and other costs and reduced earnings. If we were unable to complete the development of a facility, we would generally not be able to recover our investment in the project.

We may need significant additional financing to pursue growth opportunities

      We continually review potential acquisitions and development projects and may enter into significant acquisitions or development projects in the future. Any acquisition or development project will likely require access to substantial capital from outside sources on acceptable terms. We may also need external financing to fund capital expenditures, including capital expenditures necessary to comply with environmental regulations or other regulatory requirements.

      Our ability to arrange financing and our cost of capital are dependent on numerous factors, including general economic conditions, credit availability and our financial performance. The inability to obtain sufficient financing on terms that are acceptable to us could adversely affect our ability to pursue acquisition and development opportunities and fund capital expenditures.

A downgrade in our or our subsidiaries’ credit ratings could negatively affect our ability to access capital and increase the cost of maintaining our credit facilities and any new debt.

      Moody’s Investors Service, Inc. currently rates PPL Energy Supply’s senior unsecured debt at “Baa2,” PPL Capital Funding’s senior unsecured debt at “Baa3,” and PPL Electric Utilities’ senior secured debt at “Baa1.” Fitch Ratings rates PPL Capital Funding’s senior unsecured debt at “BBB.” Our Fitch ratings for PPL Corporation, PPL Energy Supply and PPL Capital Funding are on negative outlook. Standard & Poor’s Ratings Services rates PPL Corporation and PPL Energy Supply at “BBB,” PPL Capital Funding’s senior unsecured debt at “BBB-” and PPL Electric Utilities at “A-.” Our Standard & Poor’s ratings for PPL Corporation. PPL Energy Supply and PPL Electric Utilities are on negative outlook. While we do not expect these ratings to limit our ability to fund our short-term liquidity needs or to have a material impact on the cost to maintain our credit facilities and/or access any new long-term debt, any future ratings downgrades could negatively affect our ability to fund our short-term liquidity needs and increase the cost to maintain our credit facilities and access new long-term debt.

FORWARD-LOOKING INFORMATION

      Certain statements included or incorporated by reference in this prospectus supplement, including statements with respect to future earnings, energy supply and demand, costs, electric rates, subsidiary performance, growth, new technology, project development, fuel and energy prices, strategic initiatives, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus supplement and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy usage and operating costs;

•	competition in retail and wholesale power markets;

•	effect of any business or industry restructuring;

•	profitability and liquidity of PPL Corporation and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation of existing facilities and operating costs of PPL Corporation and its subsidiaries;

•	environmental conditions and requirements;

•	transmission and distribution system conditions and operating costs;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	asset acquisitions and dispositions;

•	political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business;

•	receipt and renewals of necessary governmental permits, approvals and rate relief;

•	impact of state or federal investigations applicable to us and the energy industry;

•	outcome of litigation against us;

•	capital markets conditions and decisions regarding capital structure;

•	stock price performance of PPL Corporation;

•	market prices of equity securities and resultant cash funding requirements for defined benefit pension plans;

•	securities and credit ratings of PPL Corporation and its subsidiaries;

•	state and federal regulatory developments;

•	foreign exchange rates;

•	new state or federal legislation, including new tax legislation;

•	national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in the United States, the situation in Iraq and any consequential hostilities or other hostilities; and

•	commitments and liabilities of PPL Corporation and its subsidiaries.

      Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of PPL Corporation and its subsidiaries that are on file with the Securities and Exchange Commission, or the SEC.

      New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

      We caution you that any one of these factors or other factors described under the heading “Risk Factors” in this prospectus supplement, or a combination of these factors, could materially affect our future results of operations and financial position and whether our forward-looking statements ultimately prove to be accurate. These forward-looking statements are not guarantees of our future performance, and our actual results and future performance may differ materially from those suggested in our forward-looking statements. When considering these forward-looking statements, you should keep in mind the factors described under the heading “Risk Factors” in this prospectus supplement and other cautionary statements in this prospectus supplement and the documents we have incorporated by reference.

RATIO OF EARNINGS TO FIXED CHARGES

	Twelve Months	Year Ended December 31,
	Ended March
	31, 2004	2003	2002	2001	2000	1999

Ratio of Earnings to Fixed Charges(a)	2.6	2.5	1.9	1.7	2.5	2.7

(a)	Computed using earnings and fixed charges of PPL Corporation and its subsidiaries. Fixed charges consist of interest on short- and long-term debt, other interest charges, interest on capital lease obligations and the estimated interest component of other rentals.

USE OF PROCEEDS

      We are remarketing up to an aggregate principal amount of $99,379,000 of notes to investors on behalf of holders of PPL Corporation’s PEPS Units, Series B issued in January 2004. PPL Corporation will receive the proceeds from a successful remarketing equal to 100% of the principal amount of the remarketed notes in satisfaction of the obligation of the holders of the PEPS Units, Series B under the stock purchase contracts to purchase shares of our common stock. PPL Corporation will use these proceeds for general corporate purposes, which may include the repayment of debt as determined by PPL Corporation.

DESCRIPTION OF THE REMARKETED NOTES

      The following description is a summary of the terms of the notes. The notes have been issued under the indenture dated as of November 1, 1997 and a related supplemental indenture dated as of January 21, 2004.

      The descriptions in this prospectus contain a description of the material terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and the form of note that are filed as exhibits to the registration statement and to the Trust Indenture Act.

General

      The notes have been issued as a separate series in an aggregate principal amount of $99,379,000.

      The notes have been issued in denominations of $1,000 and integral multiples of $1,000.

      Payment of interest and principal on the notes will be guaranteed by PPL Corporation as described under “— Guarantee.”

      The notes are not subject to a sinking fund provision. The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on May 18, 2006.

      The indenture does not contain provisions that afford holders of the notes protection in the event PPL Capital Funding or PPL Corporation are involved in a highly leveraged transaction or other similar transaction that may adversely affect the holders.

Ranking

      On and after May 18, 2004, the notes will be PPL Capital Funding’s direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of PPL Capital Funding’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of PPL Capital Funding’s subordinated indebtedness.

Interest

      The interest rate on the notes will be reset in connection with the remarketing as described below under “— Interest Rate Reset and Determination.” Following a successful remarketing, interest will be payable quarterly in arrears on February 18, May 18, August 18 and November 18 of each year at the floating reset interest rate commencing on August 18, 2004.

      Interest will be payable to the person in whose name the note is registered at the close of business on the 15th day (whether or not a business day) prior to the interest payment date, except that when the notes are represented by global security certificates held by the depositary, the record date will be one business day prior to the interest payment date.

      Following a successful remarketing, the amount of interest for each day the notes are outstanding will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the notes. After a successful remarketing, if an interest payment date (other than at final maturity) would fall on a day that is not a business day, such interest payment date shall be the following day that is a business day, except that if such next day is in a different month, then that interest payment date will be the immediately preceding day that is a business day; provided, further that if the final maturity of the notes shall fall on a day that is not a business day, the interest due on such day shall be paid on the following day that is a business day (and without any interest or other payment in respect of such delay).

Interest Rate Reset and Determination

      The interest rate on the notes will be reset on the date of a successful remarketing and the reset rate will become effective on May 18, 2004. If this occurs, the reset rate will be equal to 3-month LIBOR plus a spread. The spread is the number of basis points (one one-hundredth of a percentage point) to be added to the 3-month LIBOR that the remarketing agent determines is required for a successful remarketing. The spread will be fixed once determined by the remarketing agent in a successful remarketing. However, the reset rate will, in no event, exceed the maximum rate permitted by applicable law.

      Following a successful remarketing and commencing on August 18, 2004, the reset rate at which interest on such note shall be payable shall be reset quarterly on February 18, May 18, August 18 and November 18 of each year (each, an “Interest Reset Date”). If any Interest Reset Date would otherwise be a day that is not a business day, such Interest Reset Date shall be postponed to the next succeeding day that is a business day, except that if such next day is in a different month, then that Interest Reset Date will be the next immediately preceding day that is a business day. JPMorgan Chase Bank will be the calculation agent; provided, however, that for the initial interest rate reset on May 18, 2004, the calculation agent shall be the remarketing agent. Following a successful remarketing and upon request of any holder of a note, the calculation agent will disclose to such holder the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such note. The calculation agent shall determine each applicable interest rate in accordance with the following provisions. The calculation agent’s determination of any interest rate will be conclusive and binding in the absence of any manifest error.

      “3-month LIBOR” means the rate determined in accordance with the following provisions:

(a)	the rate for deposits in United States dollars having a maturity of three months, commencing on the applicable Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the preceding Interest Determination Date. If no such rate so appears, 3-month LIBOR on such Interest Determination Date will be determined in accordance with the provisions described in clause (b) below.

(b)	With respect to an Interest Determination Date on which no rate appears on the Designated LIBOR Page as specified in clause (a) above, the calculation agent will request the principal London offices of each of four major reference banks (which may include the remarketing agent or affiliates of the remarketing agent, the trustee or the calculation agent) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in such market at such time. If at least two such quotations are so provided, then 3-month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then 3-month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks (which may include the remarketing agent or affiliates of the remarketing agent, the trustee or the calculation agent) in New York City selected by the calculation agent for loans in United States dollars to leading European banks, having a three month maturity and in a principal amount that is representative for a single transaction in United States dollars in such market at such time; provided, however, that if the banks so selected by the calculation agent are not quoting as mentioned in this sentence, 3-month LIBOR determined as of such Interest Determination Date will be 3-month LIBOR in effect on such Interest Determination Date, or if no such 3-month LIBOR rate is then in effect, the interest rate on the notes will be the rate in effect on such Interest Determination Date.

      “Designated LIBOR Page” means the display designated as “Page 3750” on Moneyline Telerate, Inc., or such other page as may replace Page 3750 on such service or any successor service or services as may be nominated by the British Bankers’ Association for the purpose of displaying the London interbank rates of major banks for United States dollars.

      “Interest Determination Date” means the second London Business Day immediately preceding the applicable Interest Reset Date; provided, however, that for the initial interest rate reset on May 18, 2004, the Interest Determination Date means the second London Business Day immediately preceding each date of Remarketing if there is a Successful Remarketing on such date.

      “London Business Day” means a business day on which dealings in deposits in United States dollars are transacted in the London interbank market.

      If the notes are not successfully remarketed, the interest rate will not be reset and the notes will continue to bear interest at the initial annual interest rate of 7.29%.

      The remarketing agent is not obligated to purchase any notes that would otherwise remain unsold in the remarketing. None of PPL Corporation, PPL Capital Funding nor the remarketing agent or any of their affiliates will be obligated in any case to provide funds to make payment upon tender of notes for remarketing.

Guarantee

      PPL Corporation fully and unconditionally guarantees the payment of principal of and any interest on the notes, when due and payable, whether at the stated maturity date, by declaration of acceleration or otherwise, in accordance with the terms of such notes and the indenture. The guarantee will remain in effect until the entire principal of and any interest on the notes has been paid in full or otherwise discharged in accordance with the provisions of the indenture.

      On or after May 18, 2004, the guarantee of the notes will be PPL Corporation’s unsecured obligation and will rank equally with all of PPL Corporation’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of PPL Corporation’s subordinated indebtedness.

Events of Default

      An “Event of Default” occurs with respect to the notes if

(i)	we do not pay any interest on the notes within 30 days of the due date;

(ii)	we do not pay principal on the notes when due on the due date;

(iii)	we remain in breach of a covenant (excluding covenants solely applicable to the notes) or warranty of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the trustee or holders of 25% of the principal amount of the notes and any other affected securities; the trustee or such holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

(iv)	the guarantee on the notes

(a)	ceases to be effective (except in accordance with its terms),

(b)	is found in any judicial proceeding to be unenforceable or invalid, or

(c)	is denied or disaffirmed (except in accordance with its terms), or

(v)	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur.

      No Event of Default with respect to the notes necessarily constitutes an Event of Default with respect to the notes of any other series issued under the indenture.

Remedies

  Acceleration

  The Notes

      If an Event of Default occurs and is continuing with respect to the notes, then either the trustee or the holders of 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately.

  More Than One Series

      If an Event of Default occurs and is continuing with respect to more than one series of notes issued under the indenture, then either the trustee or the holders of 25% in aggregate principal amount of the outstanding notes issued under the indenture of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the notes of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

  Rescission of Acceleration

      After the declaration of acceleration has been made and before the trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(a)	we pay or deposit with the trustee a sum sufficient to pay

(1)	all overdue interest,

(2)	the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon,

(3)	interest on overdue interest to the extent lawful, and

(4)	all amounts due to the trustee under the indenture, and

(b)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture.

      For more information as to waiver of defaults, see “— Waiver of Default and of Compliance” below.

     Control by Holders; Limitations

      Subject to the indenture, if an Event of Default with respect to the notes occurs and is continuing, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

      If an Event of Default is continuing with respect to more than one series of notes issued under the indenture, the holders of a majority in aggregate principal amount of the outstanding notes issued under the indenture of all such series, considered as one class, will have the right to make such direction, and not the holders of the notes of any one of such series. These rights of holders to make direction are subject to the following limitations:

      (a) the holders’ directions may not conflict with any law or the indenture, and

(b)	the holders’ directions may not involve the trustee in personal liability where the trustee believes indemnity is not adequate.

      The trustee may also take any other action it deems proper which is consistent with the holders’ direction.

      In addition, the indenture provides that no holder of any notes will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless

(a)	that holder has previously given the trustee written notice of a continuing Event of Default;

(b)	the holders of 25% in aggregate principal amount of the outstanding notes under the indenture of all affected series, considered as one class, have made written request to the trustee to institute proceedings in respect of that Event of Default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

(c)	for 60 days after receipt of such notice, the trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding notes issued under the indenture of all affected series, considered as one class.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders.

      However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

      The trustee is required to give the holders of the notes notice of any default under the indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under “Events of Default,” no such notice shall be given to such holders until at least 75 days after the occurrence thereof. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notice to be in the interests of the holders.

      We will furnish the trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the indenture.

Waiver of Default and of Compliance

      The holders of a majority in aggregate principal amount of the outstanding notes may waive, on behalf of the holders of all notes, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the holder of each outstanding note affected.

      Compliance with certain covenants in the indenture or otherwise provided with respect to all of the notes issued under the indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding notes affected, considered as one class.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

      Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence.

      PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

(a)	the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding notes issued under the indenture (or the guarantee endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the indenture, and

(b)	immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

      The indenture does not prevent or restrict:

(a)	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity; or

(b)	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof.

      Neither the indenture nor the guarantee contains any financial or other similar restrictive covenants.

Modification of Indenture

     Without Holder Consent

      Without the consent of any holders of notes issued under the indenture, PPL Capital Funding, PPL Corporation and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation;

(b)	to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the holders of all or any series or tranche of notes issued under the indenture, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation;

(c)	to add any additional Events of Default for all or any series of notes issued under the indenture;

(d)	to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the holders;

(e)	to provide security for the notes issued under the indenture of any series;

(f)	to establish the form or terms of notes under the indenture of any series or tranche or any guarantee as permitted by the indenture;

(g)	to provide for the issuance of bearer securities;

(h)	to evidence and provide for the acceptance of appointment of a separate or successor trustee;

(i)	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of notes issued under the indenture;

(j)	to change any place or places where

(1) we may pay principal, premium and interest,

(2) notes may be surrendered for transfer or exchange, and

(3) notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

(k)	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect.

If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to effect or evidence such amendment.

     With Holder Consent

      Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the notes issued under the indenture of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding notes issued under the indenture are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding notes issued under the indenture of all directly affected series, considered as one class. Moreover, if the notes issued under the indenture of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of the notes issued under the indenture of one or more, but less than all, of such tranches, then such proposal only requires the consent of the holders of a majority in aggregate principal amount of the outstanding notes of all directly affected tranches, considered as one class.

      However, no amendment or modification may, without the consent of the holder of each outstanding note issued under the indenture directly affected thereby:

(a)	change the stated maturity of the principal or interest on any notes (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any note is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

(c)	modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

      A supplemental indenture which changes or eliminates any provision of the indenture expressly included solely for the benefit of holders of notes issued under the indenture of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the holders of notes of any other series or tranche.

Miscellaneous Provisions

      The indenture provides that certain notes, including those for which payment or redemption money has been deposited or set aside in trust as described under “— Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

      PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes issued under the indenture of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of particular notes issued under the indenture, such action may be taken only by persons who are holders of such notes on the record date.

Satisfaction and Discharge

      Any notes issued under the indenture or any portion will be deemed to have been paid for purposes of the indenture, and at PPL Capital Funding’s election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the trustee (other than PPL Capital Funding or PPL Corporation), in trust:

(a)	money sufficient;

(b)	in the case of a deposit made prior to the maturity of such notes, non-redeemable Government Obligations (as defined in the indenture) sufficient; or

(c)	a combination of (a) and (b), which in total are sufficient, to pay when due the principal of, and any premium, and interest due and to become due on such notes or portions thereof on and prior to the maturity thereof.

      The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

      All moneys we pay to the trustee on notes which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the holder of such notes may look only to us for payment thereof.

Resignation and Removal of the Trustee; Deemed Resignation

      The trustee may resign at any time by giving written notice thereof to us.

      The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes of any series.

      No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

      Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the trustee will be deemed to have resigned.

Governing Law

      The indenture, the notes and the guarantee provide that they are governed by and construed in accordance with the laws of the State of New York.

BOOK-ENTRY SYSTEMS

      DTC acts as securities depository for the notes. The notes are issued in fully-registered form in the name of Cede & Co. (DTC’s partnership nominee). We have issued one or more fully registered certificates as global notes for each of the notes in their respective aggregate principal amounts and deposited the certificates with DTC.

      DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, or the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized book-entry changes in direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

      If you intend to purchase any of the notes in the manner provided by this prospectus supplement you must do so through the DTC system by or through direct participants. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a “beneficial owner,” is in turn to be received on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the notes is discontinued.

      To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      We will make any payments on the notes to DTC. DTC’s practice is to credit direct participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or any trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

      We or the applicable trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

      DTC may discontinue providing its service as securities depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under these circumstances, in the event that a successor securities depository is not obtained, we will print and deliver to you certificates for the notes.

      Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various certificates you may own.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

      Neither we, nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant,

•	any ownership interest in the notes, or

•	any payments to, or the providing of notice, to participants or beneficial owners.

PLAN OF DISTRIBUTION

      Under the terms and conditions contained in the remarketing agreement, dated January 21, 2004, we have agreed that Morgan Stanley & Co. Incorporated, as the remarketing agent, will use its reasonable efforts to remarket the notes on May 11, 2004 and, if the remarketing on such date fails, on May 12, 2004 and, if the remarketing on such date fails, on May 13, 2004 at a price that results in proceeds of approximately 100.5% (but not less than 100.0%) of the aggregate principal amount of such notes, giving effect to the floating interest rate that will equal 3-month LIBOR plus the spread to be established in the remarketing (as described in “Description of the Remarketed Notes—Interest Rate Reset and Determination”).

      The remarketing of the notes will be considered successful if the resulting proceeds are at least equal to 100% of the aggregate principal amount of the notes to be remarketed. The remarketing agent will determine 3-month LIBOR for the remarketing as of the second business day prior to the remarketing date. Upon a successful remarketing, the portion of the proceeds equal to the total principal amount of the notes will automatically be applied to satisfy in full the obligation of the holders of the PEPS Units, Series B under the related purchase contracts to purchase shares of our common stock. If any proceeds remain after this application, the remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the notes remarketed, and remit any remaining proceeds for the benefit of the holders of the PEPS Units, Series B.

      Neither we nor the holders of notes participating in this remarketing will otherwise be responsible for any remarketing fee or commission in connection with this remarketing.

      In order to facilitate the remarketing of the notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      We have agreed to indemnify the remarketing agent against or to contribute to payments that the remarketing agent may be required to make in respect of certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      From time to time, the remarketing agent and its affiliates have provided, and continue to provide, investment banking and commercial banking services to PPL Corporation and its affiliates.

EXPERTS

      The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

      Simpson Thacher & Bartlett LLP, New York, New York, counsel to PPL Corporation and PPL Capital Funding, will pass upon the validity of the notes and the guarantees for PPL Capital Funding and PPL Corporation. Thomas D. Salus, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the guarantee for PPL Corporation. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the notes and the guarantees for the remarketing agent. Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. Salus as to matters involving the law of the Commonwealth of Pennsylvania.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      PPL Corporation files reports, proxy statements and other information with the SEC. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      PPL Corporation’s Internet website is www.pplweb.com. On the Investor Center page of that website, PPL Corporation provides access to all SEC filings of PPL Corporation registrants free of charge, as soon as reasonably practicable after filing with the SEC. Additionally, PPL Corporation registrants’ filings are available at the SEC’s website (www.sec.gov).

      PPL Corporation’s common stock is listed on the NYSE and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation’s Internet site at www.pplweb.com contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation’s Internet site is not incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

Incorporation by Reference

      The rules of the SEC allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	January 9, March 31, April 6 and April 19, 2004

      We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this supplement and the termination of this offering.

      PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

PROSPECTUS
PPL Corporation
PPL Capital Funding, Inc.
PPL Capital Funding Trust I
Two North Ninth Street
Allentown, Pennsylvania 18101-1179
(610) 774-5151

$1,200,000,000

PPL Corporation

Common Stock, Preferred Stock,
Stock Purchase Contracts and Stock Purchase Units

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities
Guaranteed as to payment as described
in this prospectus by PPL Corporation

PPL Capital Funding Trust I

Preferred Trust Securities
Guaranteed as described
in this prospectus by PPL Corporation

       We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

      We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

       These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 9, 2001.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”) and PPL Capital Funding Trust I (the “Trust”) filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,200,000,000. This amount includes $398,084,506 of securities registered under an earlier registration statement. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

      We may use this prospectus to offer from time to time:

(a) shares of PPL Corporation Common Stock, par value $.01 per share (“Common Stock”);

(b) shares of PPL Corporation Preferred Stock, par value $.01 per share (“Preferred Stock”);

(c) contracts to purchase shares of PPL Corporation Common Stock (“Stock Purchase Contracts”); and

(d) stock purchase units, each representing either (1) a Stock Purchase Contract or (2) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (such as Debt Securities or Subordinated Debt Securities of PPL Capital Funding, Preferred Trust Securities of the Trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase Common Stock under the Stock Purchase Contracts (“Stock Purchase Units”).

      We may also use this prospectus to offer from time to time:

(a) PPL Capital Funding’s unsecured and unsubordinated debt securities (“Debt Securities”); and

(b) PPL Capital Funding’s unsecured subordinated debt securities (“Subordinated Debt Securities”).

      PPL Corporation will unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and Subordinated Debt Securities as described below in “Description of the Debt Securities— PPL Corporation Guarantees” and “Description of the Subordinated Debt Securities— Subordinated Guarantees.”

      We may also use this prospectus to offer from time to time the Trust’s preferred trust securities (“Preferred Trust Securities”). PPL Corporation will guarantee the Trust’s obligations under the Preferred Trust Securities as described below under “Description of the Preferred Securities Guarantee.”

      We sometimes refer to the Common Stock, the Preferred Stock, the Stock Purchase Contracts, the Stock Purchase Units, the Debt Securities, the Subordinated Debt Securities and the Preferred Trust Securities collectively as the “Securities.” In addition, we sometimes refer to PPL Corporation’s guarantees of Debt Securities (“Guarantees”), guarantees of Subordinated Debt Securities (“Subordinated Guarantees”), and the guarantee of Preferred Trust Securities (“Preferred Securities Guarantee”), collectively as “Securities Guarantees.”

      For more detailed information about the Securities and the Securities Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

      PPL Corporation files reports, proxy statements and other information with the SEC. Information filed with the SEC by PPL Corporation can be inspected and copied at the Public Reference Room maintained by the SEC and at the following Regional Offices of the SEC:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2551

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as PPL Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

      PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179. PPL Corporation maintains an Internet site at http://www.pplweb.com (which is not intended to be an active hyperlink herein) which contains information concerning PPL Corporation and its affiliates. The information at PPL Corporation’s Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

      The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date

Annual Report on Form 10-K, as amended by Form 10-K/ A, filed with the SEC on June 28, 2000	Year ended December 31, 1999
Quarterly Reports on Form 10-Q	Quarters ended March 31, June 30 and September 30, 2000
Current Reports on Form 8-K	January 28, February 14, May 26, June 2, June 15, July 5, July 14, July 31, August 1, August 23, October 20, October 26 and December 21, 2000 and January 26, 2001
PPL Corporation’s Registration Statement on Form 8-B	April 27, 1995

      We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering of the Securities. In addition, we are also incorporating by reference any additional documents that PPL Corporation files with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement.

      PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation

Two North Ninth Street
Allentown, Pennsylvania 18101-1179
Attention: Investor Services Department
Telephone: 1-800-345-3085

      We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the Debt Securities or Subordinated Debt Securities because (1) PPL Capital Funding was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PPL Capital Funding to file those reports.

      We have similarly not included or incorporated by reference any separate financial statements of the Trust herein. We do not consider those financial statements to be material to holders of the Preferred Trust

Securities because (1) the Trust is a newly formed special purpose entity and has no operating history or independent operations, and (2) the Trust is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debt Securities of PPL Capital Funding and issuing the Preferred Trust Securities and the Common Trust Securities. We do not expect the Trust to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

PPL CORPORATION

      PPL Corporation is a holding company with headquarters in Allentown, Pennsylvania. Its principal subsidiaries include:

•	PPL Electric Utilities Corporation (“PPL Utilities”), which provides electricity delivery service in eastern and central Pennsylvania;

•	PPL Energy Funding Corporation (“Energy Funding”), a holding company for PPL Corporation’s unregulated business;

•	PPL EnergyPlus, LLC (“EnergyPlus”), which sells energy and energy services in deregulated markets;

•	PPL Generation, LLC (“PPL Generation”), which owns and operates all of PPL Corporation’s U.S. generation facilities, including those generating facilities previously owned by PPL Utilities;

•	PPL Montana Holdings, LLC, which holds, through subsidiaries, investments in electricity generation and related assets in Montana;

•	PPL Montana, LLC, which generates electricity for wholesale and retail customers in Montana and the Northwest;

•	PPL Global, LLC (“PPL Global”), an international independent power company which develops and acquires U.S. and international energy projects and which owns international energy projects;

•	PPL Gas Utilities Corporation, which provides natural gas distribution, transmission and storage services and sells propane;

•	PPL Spectrum, Inc., which markets energy-related products and services;

•	PPL Capital Funding, which engages in financing for PPL Corporation and its subsidiaries;

•	H.T. Lyons, Inc., McClure Company, McCarl’s Inc., Burns Mechanical, and Western Mass. Holdings, Inc., which are mechanical contracting and engineering firms; and

•	PPL Transition Bond Company, LLC (a special purpose subsidiary of PPL Utilities), formed to issue transition bonds under the Pennsylvania Electricity Generation and Customer Choice and Competition Act (“Customer Choice Act”).

Corporate Realignment

      Prior to July 1, 2000, PPL Utilities had been an integrated public utility which engaged in the generation, transmission and distribution of electricity in its franchised territory in eastern and central Pennsylvania, and which also engaged in wholesale energy marketing in the United States and Canada. PPL Utilities also engaged in retail energy marketing in newly deregulated markets through EnergyPlus, which had been a wholly-owned subsidiary of PPL Utilities.

      As a result of federal and state legislation and regulatory initiatives, the electric utility industry, including PPL Utilities, has experienced and will continue to experience a significant increase in the level of competition in the energy supply market. At the federal level, the Energy Policy Act of 1992 created a new class of independent power producers to promote competition in the electric energy market for bulk power, and the Federal Power Act was amended to provide open access to electric transmission systems for wholesale transactions. In addition, the Customer Choice Act was enacted in Pennsylvania to restructure the state’s electric utility industry in order to create retail access to a competitive market for generation of electricity.

      On July 1, 2000, PPL Corporation and PPL Utilities completed a corporate realignment in order to effectively separate PPL Utilities’ regulated transmission and distribution operations from its recently deregulated generation operations and better position the companies and their affiliates in the new competitive marketplace. As part of the corporate realignment, PPL Utilities transferred its generating assets to PPL Generation. PPL Utilities also transferred its wholesale energy marketing assets to EnergyPlus, and subsequently transferred its interest in EnergyPlus to Energy Funding. PPL Utilities retained its electric transmission and distribution businesses. PPL Global also transferred its U.S. electric generating subsidiaries to PPL Generation as part of the realignment; PPL Global retains its international electric generation and distribution assets, and will continue to acquire and develop power projects in the United States and internationally. The corporate realignment followed receipt of various regulatory approvals, including approvals of the Pennsylvania Public Utility Commission, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission.

Holding Company Structure

      PPL Corporation conducts its operations primarily through PPL Utilities and PPL Corporation’s other wholly-owned subsidiaries, and substantially all of PPL Corporation’s consolidated assets are held by PPL Utilities and these other subsidiaries. Accordingly, PPL Corporation’s cash flow, its ability to pay dividends on its capital stock and its ability to meet its obligations under the Securities Guarantees are largely dependent upon the earnings of PPL Utilities and the other subsidiaries and the distribution or other payment of such earnings to PPL Corporation in the form of dividends, loans or advances or repayment of loans and advances from PPL Corporation. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any Securities (except for the Securities issued by such subsidiaries) or to make any funds available for such payment.

      Because PPL Corporation is a holding company, its obligations under the Securities Guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PPL Corporation’s rights and the rights of its shareholders and creditors, including rights of a holder of any Security under a Securities Guarantee, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized, will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may itself be a creditor with recognized claims against any such subsidiary, PPL Corporation’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by PPL Corporation. Although certain agreements to which PPL Corporation and its subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

      The information above concerning PPL Corporation and its subsidiaries is only a summary and does not purport to be comprehensive. In addition, certain statements regarding PPL Corporation and its affiliates contained or incorporated by reference in this prospectus are “forward-looking statements” within the meaning of the securities laws. Although PPL Corporation believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to have been correct. For additional information concerning PPL Corporation and its subsidiaries, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

      PPL Corporation’s offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.

PPL CAPITAL FUNDING

      PPL Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide financing for the operations of PPL Corporation and its subsidiaries.

      PPL Capital Funding’s offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.

PPL CAPITAL FUNDING TRUST I

      The Trust is a statutory business trust created under Delaware law under a trust agreement which is to be amended pursuant to an Amended and Restated Trust Agreement (as so amended, the “Trust Agreement”) among PPL Corporation, The Chase Manhattan Bank as the Property Trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee and two employees of PPL Corporation as Administrative Trustees. The Trust exists only to issue and sell its Preferred Trust Securities and Common Trust Securities, to acquire and hold the Subordinated Debt Securities as trust assets and to engage in activities incidental to the foregoing. All of the Common Trust Securities will be owned by PPL Corporation. The Common Trust Securities will represent at least 3% of the total capital of the Trust. Payments will be made on the Common Trust Securities pro rata with the Preferred Trust Securities, except that the Common Trust Securities’ right to payment will be subordinated to the rights of the Preferred Trust Securities if there is a default under the Trust Agreement resulting from an event of default under the Subordinated Indenture (as defined herein). The Trust has a term of approximately 40 years, but may dissolve earlier as provided in the Trust Agreement. The Trust’s business and affairs will be conducted by its Administrative Trustees, as set forth in the Trust Agreement. The office of the Delaware Trustee in the State of Delaware is 1201 Market Street, 9th Floor, Wilmington, Delaware 19801. The Trust’s offices are located at Two North Ninth Street, Allentown, PA 18101-1179, and the telephone number is (610) 774-5151.

USE OF PROCEEDS

      Unless we indicate differently in the applicable prospectus supplement, the net proceeds from the sale of the Debt Securities, Subordinated Debt Securities and/or the Preferred Trust Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of any other Securities, for general corporate purposes, including investing in unregulated business activities and reducing short-term debt incurred to provide interim financing for such purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

      The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

	Twelve Months Ended	Year Ended December 31,

	September 30, 2000(a)	1999(a)	1998(a)	1997	1996	1995

Ratio of earnings to fixed charges	2.98	2.98	3.48	3.33	3.43	3.47

Ratio of earnings to fixed charges and preferred dividends (b)	2.76	2.72	3.12	2.94	2.88	2.92

(a)	2000, 1999 and 1998 net income excludes extraordinary items. For purposes of these ratios, earnings for the year ended December 31, 1998 exclude an extraordinary charge of $948 million (after tax) associated with PPL Utilities’ restructuring proceedings before the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission. See PPL Corporation’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

(b)	Includes distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely company debentures.

DESCRIPTION OF PPL CORPORATION’S CAPITAL STOCK

      The description below is a summary of certain provisions of PPL Corporation’s capital stock. The Pennsylvania Business Corporation Law and the Restated Articles of Incorporation and By-laws of PPL Corporation determine the rights and privileges of holders of PPL Corporation’s capital stock. We encourage you to read such documents, which have been filed with the SEC, and the Pennsylvania law for more information regarding such capital stock.

Authorized Capital

      The authorized capital stock of PPL Corporation consists of 390,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

      As of December 31, 2000, 145,041,342 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

      Dividends. Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PPL Corporation out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings and financial condition of PPL Corporation and its subsidiaries and upon other relevant factors affecting PPL Corporation’s dividend policy which PPL Corporation cannot presently determine. As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation’s operating subsidiaries to pay dividends to PPL Corporation. To date, the funds required by PPL Corporation to enable it to pay dividends on its Common Stock have been derived predominantly from dividends paid by PPL Utilities to PPL Corporation. In the future, dividends from subsidiaries other than PPL Utilities will also be a source of funds for dividend payments by PPL Corporation. The subsidiaries’ ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries’ outstanding debt and preferred securities, the availability of earnings and the needs of their businesses. See “PPL Corporation— Holding Company Structure.” The restrictions on the payment of dividends contained in PPL Utilities’ Amended and Restated Articles of Incorporation and in its first mortgage bond indenture do not currently limit the amount of regular quarterly dividends PPL Utilities pays on its common stock.

      Voting Rights. Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PPL Corporation’s Articles of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors. PPL Corporation’s bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PPL Corporation’s bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PPL Corporation’s Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of holders or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation.

      Liquidation Rights. After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

      Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Preferred Stock

      PPL Corporation’s Board of Directors is authorized, without further shareowner action, to divide the Preferred Stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

(a) the rate of dividend, if any;

(b) the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of PPL Corporation;

(c) the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

(d) the price at and the terms and conditions upon which shares may be redeemed; and

(e) the voting rights, if any.

      No shares of Preferred Stock have been issued. The applicable prospectus supplement will describe the terms of any Preferred Stock.

      Unless otherwise provided in the applicable prospectus supplement, holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of PPL Corporation, or other securities or other right or option to purchase shares of capital stock.

Certain Tax Matters

      In the opinion of counsel for PPL Corporation, the Common Stock and Preferred Stock are exempt from existing personal property taxes in Pennsylvania.

Listing

      The outstanding shares of Common Stock are, and the shares offered hereby will be, listed on the New York and Philadelphia Stock Exchanges.

Transfer Agents and Registrars

      The Transfer Agents and Registrars for the Common Stock are PPL Utilities and Norwest Bank Minnesota, N.A., St. Paul, Minnesota.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      PPL Corporation may issue Stock Purchase Contracts representing contracts obligating holders to purchase from PPL Corporation, and PPL Corporation to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of other Stock Purchase Units that consist of (a) a Stock Purchase Contract or (b) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (including, but not limited to, Debt Securities, Subordinated Debt Securities, Preferred Trust Securities or United States Treasury securities), that would secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require PPL Corporation to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

      The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

DESCRIPTION OF THE DEBT SECURITIES

      The following description sets forth certain general terms and provisions of PPL Capital Funding’s unsecured debt securities, consisting of notes or debentures, that we may offer by this prospectus (“Debt Securities”). We will describe the particular terms of Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

      We may issue the Debt Securities from time to time in the future in one or more series. We will issue the Debt Securities and the guarantee or guarantees of PPL Corporation relating thereto (the “Guarantee” or “Guarantees”) under the Indenture, dated as of November 1, 1997 (as such indenture has been and may be supplemented, the “Indenture”), among PPL Capital Funding, PPL Corporation and The Chase Manhattan Bank, as trustee (the “Trustee”).

      The Indenture is filed as an exhibit to the registration statement. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

General

      We may issue an unlimited amount of Debt Securities or other securities under the Indenture. The Debt Securities and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the “Indenture Securities.”

      The Debt Securities will be unsecured and unsubordinated obligations of PPL Capital Funding, and by the Guarantees will be unconditionally guaranteed by PPL Corporation as to payment of principal and any interest and premium. See “—PPL Corporation Guarantees.”

      Prior to the issuance of each series, certain aspects of the particular Debt Securities have to be specified in a supplemental indenture, in a board resolution of PPL Capital Funding, or in one or more officer’s certificates of PPL Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Debt Securities:

(a) the title of such Debt Securities;

(b) any limit upon the principal amount of such Debt Securities;

(c) the date or dates on which principal will be payable or how to determine such dates;

(d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable (“Interest Payment Dates”); and any record dates for the interest payable on such Interest Payment Dates;

(e) any obligation or option of PPL Capital Funding to redeem, purchase or repay Debt Securities, or any option of the Holder to require PPL Capital Funding to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid;

(f) the denominations in which such Debt Securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g) whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and

(h) any other terms of such Debt Securities.

(See Section 301.)

PPL Corporation Guarantees

      PPL Corporation will unconditionally guarantee the payment of principal of and any interest and premium on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guarantees will remain in effect until the entire principal of and any premium and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.) The Guarantees will be unsecured debt of PPL Corporation, not subordinated by their terms to any other obligations of PPL Corporation. See “PPL Corporation—Holding Company Structure,” above, however, with regard to the effect of the holding company structure on the status of PPL Corporation’s obligations compared to obligations of its subsidiaries.

Payment of Debt Securities

  Interest

      Unless we indicate differently in a prospectus supplement, we will pay interest on each Debt Security on each Interest Payment Date by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a “Holder” in this prospectus) as of the close of business on the regular record date relating to such Interest Payment Date, except that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) will be paid to the person to whom principal is paid.

      However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

(a) We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Debt Security as of the close of business on the Special Record Date.

(b) Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Debt Securities are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Principal

      Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Debt Securities at Maturity upon presentation of the Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

      In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Section 602.)

Form; Transfers; Exchanges

      Unless otherwise indicated in a prospectus supplement, the Debt Securities will be issued:

(a) only in fully registered form;

(b) without interest coupons; and

(c) in denominations that are integral multiples of $1,000. (See Section 302.)

      You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

      You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers.

      In our discretion, we may change the place for registration of transfer of the Debt Securities and may remove and/or appoint one or more additional Security Registrars (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Sections 305 and 602.)

      Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

Redemption

      We will set forth any terms for the redemption of Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

      Debt Securities will cease to bear interest on the redemption date. PPL Capital Funding will pay the redemption price and any accrued interest once you surrender the Debt Security for redemption. (See Section 405.) If only part of a Debt Security is redeemed, the Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (Section 406.)

      We may make any redemption at the option of PPL Capital Funding conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Debt Securities. (See Section 404.)

Events of Default

      An “Event of Default” occurs with respect to Indenture Securities of any series if

(a) we do not pay any interest on any Indenture Securities of the applicable series within 30 days of the due date;

(b) we do not pay principal or premium on any Indenture Securities of the applicable series on its due date;

(c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

(d) the Guarantees on any Indenture Securities of the applicable series

(1) cease to be effective (except in accordance with their terms),

(2) are found in any judicial proceeding to be unenforceable or invalid, or

(3) are denied or disaffirmed (except in accordance with their terms);

(e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

(f) any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

  Acceleration

      Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

      More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

  Rescission of Acceleration

      After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(a) we pay or deposit with the Trustee a sum sufficient to pay

(1) all overdue interest;

(2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3) interest on overdue interest to the extent lawful; and

(4) all amounts due to the Trustee under the Indenture; and

(b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

(See Section 802.) For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

  Control by Holders; Limitations

      Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

(a) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

(b) exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

      If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

(a) the Holders’ directions may not conflict with any law or the Indenture; and

(b) the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the Holders’ direction. (See Sections 812 and 903.)

      In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

(a) that Holder has previously given the Trustee written notice of a continuing Event of Default;

(b) the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

(c) for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

      However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Notice of Default

      The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under “Events of Default,” no such notice shall be given to such Holders until at least 75 days after the occurrence thereof.

(See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

      We will furnish the Trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the Indenture. (See Section 605.)

Waiver of Default and of Compliance

      The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive, on behalf of the Holders of all Indenture Securities of such series, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

      Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

      Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence. (See Section 604.)

      PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

(a) the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Indenture Securities (or the Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the Indenture, and

(b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

      The Indenture does not prevent or restrict:

(a) any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity; or

(b) any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof. (See Section 1103.)

      Neither the Indenture nor the Guarantee contains any financial or other similar restrictive covenants.

Modification of Indenture

      Without Holder Consent. Without the consent of any Holders of Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

(a) to evidence the succession of another entity to PPL Capital Funding or PPL Corporation; or

(b) to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation; or

(c) to add any additional Events of Default for all or any series of Indenture Securities; or

(d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders; or

(e) to provide security for the Indenture Securities of any series; or

(f) to establish the form or terms of Indenture Securities of any series or tranche or any Guarantees as permitted by the Indenture; or

(g) to provide for the issuance of bearer securities; or

(h) to evidence and provide for the acceptance of appointment of a separate or successor Trustee; or

(i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

(j) to change any place or places where

(1) we may pay principal, premium and interest,

(2) Indenture Securities may be surrendered for transfer or exchange, and

(3) notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

(k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

      If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

      With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

      However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

(a) change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

(b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

(c) modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

      A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

Miscellaneous Provisions

      The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

      PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

Satisfaction and Discharge

      Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at PPL Capital Funding’s election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Capital Funding or PPL Corporation), in trust:

(a) money sufficient, or

(b) in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

(c) a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

      The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

      All moneys we pay to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Debt Security may look only to us for payment thereof. (See Section 603.)

Resignation and Removal of the Trustee; Deemed Resignation

      The Trustee may resign at any time by giving written notice thereof to us.

      The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

      No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

      Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 910).

Governing Law

      The Indenture, the Debt Securities and the Guarantees provide that they are to be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE TRUST SECURITIES

      The Trust may issue Preferred Trust Securities and Common Trust Securities under the Trust Agreement. These Trust securities will represent undivided beneficial interests in the assets of the Trust. Selected provisions of the Trust Agreement are summarized below. This summary is not complete. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference.

General

      The Preferred Trust Securities and Common Trust Securities issued by the Trust will be substantially the same except that, if there is an Event of Default under the Trust Agreement, as described below, that results from an Event of Default under the Subordinated Indenture, the rights of the holders of the Common Trust Securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the Preferred Trust Securities. All of the Common Trust Securities of the Trust will be owned by PPL Corporation.

      PPL Corporation will fully and unconditionally guarantee payments due on the Preferred Trust Securities through a combination of the following:

(a) PPL Corporation’s guarantee of PPL Capital Funding’s obligations under the Subordinated Debt Securities (the “Subordinated Guarantee”);

(b) the rights of holders of Preferred Trust Securities to enforce those obligations;

(c) PPL Corporation’s agreement to pay the expenses of the Trust; and

(d) PPL Corporation’s guarantee of payments due on the Preferred Trust Securities to the extent of the Trust’s assets (the “Preferred Securities Guarantee”).

      The Trust will use the proceeds from the sale of the Preferred Trust Securities and Common Trust Securities to purchase Subordinated Debt Securities from PPL Capital Funding. The Subordinated Debt Securities will be guaranteed by PPL Corporation pursuant to the Subordinated Guarantee described below. The Subordinated Debt Securities will be held in trust for the benefit of holders of the Preferred Trust Securities and Common Trust Securities.

      A prospectus supplement relating to the Preferred Trust Securities will include specific terms of those securities and of the Subordinated Debt Securities. For a description of some specific terms that will affect both the Preferred Trust Securities and the Subordinated Debt Securities and your rights under each, see “Description of the Subordinated Debt Securities” below.

Distributions

      The only income of the Trust available for distribution to the holders of Preferred Trust Securities will be payments on the Subordinated Debt Securities. If neither PPL Capital Funding nor PPL Corporation makes interest payments on the Subordinated Debt Securities, the Trust will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by PPL Corporation as described under “Description of the Preferred Securities Guarantee.”

      So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PPL Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any such period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an “Event of Default” under the Subordinated Indenture resulting from a payment default or any payment default under the Preferred Securities Guarantee has occurred and is continuing, PPL Corporation may not:

(a) declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PPL Corporation;

(b) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

(c) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

(d) make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

      Before an extension period ends, PPL Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PPL Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities.

Redemption

      Whenever Subordinated Debt Securities are repaid, whether at maturity or earlier redemption, the Property Trustee will apply the proceeds to redeem a like amount of Preferred Trust Securities and Common Trust Securities.

      Preferred Trust Securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of Subordinated Debt Securities. Redemptions of the Preferred Trust Securities will be made on a redemption date only if the Trust has funds available for the payment of the redemption price plus accrued and unpaid distributions.

      Holders of Preferred Trust Securities will be given not less than 30 nor more than 60 days’ notice of any redemption. On or before the redemption date, the Trust will irrevocably deposit with the paying agent for

Preferred Trust Securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their Preferred Trust Securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the Preferred Trust Securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the Preferred Trust Securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of Preferred Trust Securities is not a business day, then payment will be made on the next business day, except that, if such business day falls in the next calendar year, then payment will be made on the immediately preceding business day. No interest will be payable because of any such delay. If payment of Preferred Trust Securities called for redemption is improperly withheld or refused and not paid either by the Trust or by PPL Corporation pursuant to the Preferred Securities Guarantee, distributions on such Preferred Trust Securities will continue to accrue to the date of payment. The actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions.

      Subject to applicable law, including United States federal securities law, PPL Corporation or its affiliates may at any time and from time to time purchase outstanding Preferred Trust Securities by tender, in the open market or by private agreement.

      If Preferred Trust Securities are partially redeemed on a redemption date, a corresponding percentage of the Common Trust Securities will be redeemed. The particular Preferred Trust Securities to be redeemed will be selected not more than 60 days prior to the redemption date by the Property Trustee by such method as the Property Trustee shall deem fair, taking into account the denominations in which they were issued. The Property Trustee will promptly notify the Preferred Trust Security registrar in writing of the Preferred Trust Securities selected for redemption and, where applicable, the partial amount to be redeemed.

Subordination of Common Trust Securities

      Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the Trust Agreement resulting from an event of default under the Subordinated Indenture has occurred and is continuing, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, Preferred Trust Securities then due and payable.

      If an event of default under the Trust Agreement results from an event of default under the Subordinated Indenture, the holder of Common Trust Securities cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the event of default under the Trust Agreement with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated, the Property Trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of Preferred Trust Securities and not the holders of the Common Trust Securities, and only holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution upon Dissolution

      The Trust shall dissolve and shall be liquidated by the Property Trustee on the first to occur of:

(a) the expiration of the term of the Trust;

(b) the bankruptcy, dissolution or liquidation of PPL Corporation;

(c) the redemption of all of the Preferred Trust Securities;

(d) the entry of an order for dissolution of the Trust by a court of competent jurisdiction; and

(e) the election of PPL Corporation at any time.

      If a dissolution of the Trust occurs, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate. If a dissolution of the Trust occurs other than by redemption of all the Preferred Trust Securities, the Property Trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the Preferred Trust Securities and Common Trust Securities a proportionate amount of Subordinated Debt Securities. If a distribution of Subordinated Debt Securities is determined by the Property Trustee not to be practical, holders will be entitled to receive, out of the assets of the Trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the Preferred Trust Securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the Preferred Trust Securities shall be paid on a pro rata basis. PPL Corporation, as holder of the Common Trust Securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the Preferred Trust Securities, except that if an Event of Default (or event that, with the lapse of time or giving of notice, would become such an Event of Default) has occurred and is continuing under the Subordinated Indenture, the Preferred Trust Securities will have a preference over the Common Trust Securities.

Events of Default; Notice

      Any one of the following events will be an event of default under the Trust Agreement whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a) the occurrence of an Event of Default as described in the Subordinated Indenture;

(b) default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

(c) default by the Trust in the payment of any redemption price, plus accrued and unpaid distributions, of any Preferred Trust Security or Common Trust Security when it becomes due and payable;

(d) default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees under the Trust Agreement which is not dealt with above, and the continuation of that default or breach for a period of 90 days after written notice to the Trust and PPL Corporation by the holders of Preferred Trust Securities having at least 25% of the total liquidation preference amount of the outstanding Preferred Trust Securities; or

(e) the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

      Within 90 days after the occurrence of any event of default actually known to the Property Trustee, the Property Trustee shall transmit to the holders of Preferred Trust Securities, PPL Capital Funding, PPL Corporation and the Administrative Trustees notice of any such default, unless that default will have been cured or waived.

      A holder of Preferred Trust Securities may directly institute a proceeding to enforce payment when due directly to the holder of the Preferred Trust Securities of the principal of or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation preference amount of the holder’s Preferred Trust Securities. The holders of Preferred Trust Securities have no other rights to exercise directly any other remedies available to the holder of the Subordinated Debt Securities unless the trustees under the Trust Agreement fail to do so.

Removal of Trustees

      Unless an event of default under the Subordinated Indenture has occurred and is continuing, the holder of the Common Trust Securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Subordinated Indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee or the Delaware Trustee, or both of them. The holder of the Common Trust Securities may remove any Administrative Trustee at any time. Any resignation or removal of a trustee under the Trust Agreement will take effect only on the acceptance of appointment by the successor trustee.

      Holders of Preferred Trust Securities will have no right to appoint or remove the Administrative Trustees of the Trust, who may be appointed, removed or replaced solely by PPL Corporation as the holder of the Common Trust Securities.

Voting Rights

      Except as provided below and under “Description of the Preferred Securities Guarantee—Amendments and Assignments,” and as otherwise required by law or the Trust Agreement, the holders of Preferred Trust Securities will have no voting rights.

      While Subordinated Debt Securities are held by the Property Trustee, the Property Trustee will not:

(a) direct the time, method and place to conduct any proceeding for any remedy available to the Subordinated Indenture Trustee, or execute any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Debt Securities;

(b) waive any past default under the Subordinated Indenture;

(c) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities will be due and payable; or

(d) consent to any amendment, modification or termination of the Subordinated Indenture or the Subordinated Debt Securities, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of Preferred Trust Securities having at least a majority of the liquidation preference amount of all outstanding Preferred Trust Securities. Where a consent of each holder of Subordinated Debt Securities affected is required, no consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Trust Securities affected. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Trust Securities, except pursuant to the subsequent vote of the holders of Preferred Trust Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Trust Agreement, a holder of the Preferred Trust Securities may institute a legal proceeding directly against PPL Capital Funding or PPL Corporation, as the case may be, to enforce the Property Trustee’s rights under the Subordinated Debt Securities or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or anyone else. The Property Trustee shall notify all holders of Preferred Trust Securities of any notice of default received from the Subordinated Indenture Trustee. The Property Trustee shall not take any action approved by the consent of the holders without an opinion of counsel experienced in those matters to the effect that the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes on account of that action.

      Holders of Preferred Trust Securities may give any required approval at a meeting convened for such purpose or by written consent without prior notice. The Administrative Trustees will give notice of any meeting at which holders of Preferred Trust Securities are entitled to vote.

      No vote or consent of the holders of Preferred Trust Securities will be required for the Trust to redeem and cancel Preferred Trust Securities in accordance with the Trust Agreement.

      Notwithstanding that holders of Preferred Trust Securities are entitled to vote or consent under any of the circumstances described above, any Preferred Trust Securities that are owned by PPL Capital Funding, PPL

Corporation or any affiliate of any of them, shall be treated as if they were not outstanding for purposes of such vote or consent.

Amendments

      The Trust Agreement may be amended from time to time by a majority of the Administrative Trustees and PPL Corporation, without the consent of any holders of Preferred Trust Securities:

(a) to cure any ambiguity, correct inconsistent provisions or make any other provisions with respect to matters or questions arising under the Trust Agreement; or

(b) to change the name of the Trust; or

(c) to modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that the Trust will not be classified for United States federal income tax purposes other than as a grantor trust (and not an association taxable as a corporation) at all times that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure the Trust’s exemption from the status of an “investment company” under the Investment Company Act of 1940.

      No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities and Common Trust Securities without such holder’s consent. Any of the amendments of the Trust Agreement described in paragraph (a) above shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities.

      Except as provided below, any provision of the Trust Agreement may be amended by the Administrative Trustees and PPL Corporation with:

(a) the consent of holders of Preferred Trust Securities and Common Trust Securities representing not less than a majority in aggregate liquidation preference amount of the Preferred Trust Securities and Common Trust Securities then outstanding; and

(b) receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the Trust’s status as a grantor trust for federal income tax purposes or affect the Trust’s exemption from status of an “investment company” under the Investment Company Act of 1940.

      Each affected holder of Preferred Trust Securities or Common Trust Securities must have consented to any amendment to the Trust Agreement that:

(a) adversely changes the amount or timing of any distribution with respect to Preferred Trust Securities or Common Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities and Common Trust Securities as of a specified date; or

(b) restricts the right of a holder of Preferred Trust Securities or Common Trust Securities to institute suit for the enforcement of any such payment on or after that date.

Form, Exchange and Transfer

      Preferred Trust Securities may be exchanged for other Preferred Trust Securities in any authorized denomination and of like tenor and aggregate liquidation preference.

      Subject to the terms of the Trust Agreement, Preferred Trust Securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Preferred Trust Security registrar. The Administrative Trustees may designate PPL Corporation or PPL Capital Funding or any affiliate of either of them as the Preferred Trust Security registrar. The Property Trustee will initially act as the Preferred Trust Security registrar and transfer agent. No service charge will be made for any registration of transfer or exchange of Preferred Trust Securities, but the Preferred Trust Security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. A transfer or exchange will be made when the Preferred Trust Security registrar and Administrative Trustees are satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that PPL Corporation will, or will cause the Preferred Trust Security registrar to, maintain an office or agency in The City of New York where Preferred Trust Securities may be transferred or exchanged.

      The Trust will not be required to (1) issue, register the transfer of, or exchange any Preferred Trust Securities during the 15 calendar days before the mailing of a notice of redemption of any Preferred Trust Securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any Preferred Trust Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Preferred Trust Securities being redeemed in part.

Payment of Preferred Trust Securities and Paying Agent

      Unless we indicate differently in a prospectus supplement, payments in respect of the Preferred Trust Securities will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto as such address appears on the Preferred Trust Security register. The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees, PPL Capital Funding and PPL Corporation, which may be PPL Corporation or PPL Capital Funding. The paying agent may resign upon 30 days’ written notice to the Administrative Trustees, the Property Trustee, PPL Capital Funding and PPL Corporation. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor, which shall be a bank, trust company or affiliate of PPL Corporation acceptable to the Property Trustee, PPL Capital Funding and PPL Corporation to act as paying agent.

Duties of the Trustees

      The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Subordinated Debt Securities on behalf of the Trust and will maintain a payment account with respect to the Preferred Trust Securities and Common Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act.

      The Administrative Trustees of the Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that (i) the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act, (ii) the Trust will not be taxed as a corporation, (iii) the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and (iv) the Subordinated Debt Securities will be treated as indebtedness of PPL Capital Funding for United States federal income tax purposes. In this regard, PPL Corporation and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that PPL Corporation and the Administrative Trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the Preferred Trust Securities.

Miscellaneous

      Holders of the Preferred Trust Securities have no preemptive or similar rights.

Governing Law

      The Trust Agreement, the Preferred Trust Securities and the Common Trust Securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

      Selected provisions of the Preferred Securities Guarantee that PPL Corporation will execute and deliver for the benefit of the holders of the Preferred Trust Securities are summarized below. The summary is not complete. The form of Preferred Securities Guarantee was filed with the SEC and you should read the Preferred Securities Guarantee for provisions that may be important to you. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Preferred Securities Guarantee. Whenever particular defined terms of the Preferred Securities Guarantee are referred to, those defined terms are incorporated herein by reference.

      The Chase Manhattan Bank will act as Guarantee Trustee under the Preferred Securities Guarantee. The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Trust Securities.

General

      PPL Corporation will irrevocably, fully and unconditionally agree to make the guarantee payments listed below in full to the holders of the Preferred Trust Securities if they are not made by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments will be subject to the Preferred Securities Guarantee (without duplication):

(a) any accrued and unpaid distributions required to be paid on Preferred Trust Securities, to the extent the Trust has funds available therefor;

(b) the redemption price, plus all accrued and unpaid distributions, for any Preferred Trust Securities called for redemption by the Trust, to the extent the Trust has funds available therefor; and

(c) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (except in connection with the distribution of Subordinated Debt Securities to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Subordinated Debt Securities as provided in the Trust Agreement), the lesser of:

(1) the aggregate of the liquidation preference and all accrued and unpaid distributions on Preferred Trust Securities to the date of payment, to the extent the Trust has funds available therefor; and

(2) the amount of assets of the Trust remaining available for distribution to holders of Preferred Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

PPL Corporation’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by PPL Corporation to the holders of Preferred Trust Securities or by causing the Trust to pay such amounts to those holders.

      The Preferred Securities Guarantee will be a guarantee with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that the Trust does not have funds available to make those payments.

      If neither PPL Capital Funding nor PPL Corporation makes interest payments on the Subordinated Debt Securities held by the Trust, the Trust will not have funds available to pay distributions on the Preferred Trust Securities. The Preferred Securities Guarantee will rank subordinate and junior in right of payment to all other liabilities of PPL Corporation (except those made pari passu or subordinate by their terms). The Preferred Securities Guarantee does not limit PPL Corporation from incurring or issuing additional debt, whether secured or unsecured, senior to or equal in right of payment to the Preferred Securities Guarantee in the future.

      PPL Corporation will agree to provide funds to the Trust as needed to pay costs, expenses or liabilities of the Trust to parties other than holders of Preferred Trust Securities or Common Trust Securities. The Subordinated Debt Securities, the Subordinated Guarantees and the Preferred Securities Guarantee, together with the obligations of PPL Corporation with respect to the Preferred Trust Securities under the Subordinated Indenture, the Trust Agreement, the Preferred Securities Guarantee, including the agreement by PPL Corporation to pay expenses and obligations of the Trust to parties (other than holders of Preferred Trust Securities or Common Trust Securities), constitute a full and unconditional guarantee of the Preferred Trust Securities by PPL Corporation. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by PPL Corporation of the Preferred Trust Securities.

Amendments and Assignment

      No consent of holders of Preferred Trust Securities is required for changes to the Preferred Securities Guarantee that do not materially adversely affect their rights. Other terms of the Preferred Securities Guarantee may be changed only with the prior approval of the holders of the Preferred Trust Securities having at least a majority of the liquidation preference amount of the outstanding Preferred Trust Securities. All guarantees and agreements contained in the Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of PPL Corporation and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding.

Events of Default

      An event of default under the Preferred Securities Guarantee will occur if PPL Corporation fails to perform any of its payment or other obligations under the Preferred Securities Guarantee and has not cured such failure within 90 days of receipt of notice thereof. The holders of the Preferred Trust Securities having a majority of the liquidation preference of the Preferred Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities Guarantee.

      Any holder of the Preferred Trust Securities may enforce the Preferred Securities Guarantee, or institute a legal proceeding directly against PPL Corporation to enforce the Guarantee Trustee’s rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else.

      PPL Corporation will be required to file an annual statement with the Guarantee Trustee as to its compliance with the Preferred Securities Guarantee.

Duties of the Guarantee Trustee

      The Guarantee Trustee will undertake to perform only those duties specifically set forth in the Preferred Securities Guarantee until a default occurs. After a default under the Preferred Securities Guarantee, the Guarantee Trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. The Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of the Preferred Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantee

      The Preferred Securities Guarantee will terminate and be of no further force and effect upon:

(a) full payment of the redemption price, plus accrued and unpaid distributions, for all the Preferred Trust Securities;

(b) the distribution of Subordinated Debt Securities to holders of the Preferred Trust Securities in exchange for all of the Preferred Trust Securities; or

(c) full payment of the amounts payable upon liquidation of the Trust.

      The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities must restore payment of any sums paid under the Preferred Trust Securities or the Preferred Securities Guarantee.

Status of the Preferred Securities Guarantee

      The Preferred Securities Guarantee will be an unsecured obligation of PPL Corporation and will rank:

(a) subordinate and junior in right of payment to all other liabilities of PPL Corporation, including the Subordinated Guarantees;

(b) equal in right of payment with the most senior preferred or preference stock that may be issued by PPL Corporation and with any guarantee that may be entered into by PPL Corporation in respect of any preferred or preference stock of any affiliate of PPL Corporation; and

(c) senior to PPL Corporation common stock.

      The Trust Agreement provides that by accepting Preferred Trust Securities, a holder agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

      The Preferred Securities Guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against PPL Corporation to enforce its rights under the Preferred Securities Guarantee without first instituting a legal proceeding against anyone else.

      Because PPL Corporation is a holding company that conducts all of its operations through subsidiaries, obligations under the Preferred Securities Guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of PPL Corporation. See “PPL Corporation— Holding Company Structure” above.

Governing Law

      The Preferred Securities Guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

      The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Subordinated Debt Securities or the Subordinated Indenture. The form of the Subordinated Indenture has been filed with the SEC, and you should read the Subordinated Indenture for provisions that may be important to you. The Subordinated Indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Subordinated Debt Securities.

      This summary is subject to and qualified in its entirety by reference to all the provisions of the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. We also include references in parentheses to certain sections of the Subordinated Indenture. Whenever we refer to particular sections or defined terms of the Subordinated Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements.

General

      The Subordinated Debt Securities, including any Subordinated Debt Securities which the Property Trustee will hold on behalf of the Trust as trust assets, will be issued under the Subordinated Indenture (the “Subordinated Indenture”) among PPL Capital Funding, PPL Corporation and The Chase Manhattan Bank, as Trustee (the “Subordinated Indenture Trustee”). The Subordinated Indenture provides for the issuance from time to time of subordinated debt in an unlimited amount. The Subordinated Debt Securities and all other subordinated debt issued previously or hereafter under the Subordinated Indenture are collectively referred to as the “Subordinated Indenture Securities.” Subordinated Debt Securities issued to the Trust will constitute a separate series under the Subordinated Indenture and will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the Preferred Trust Securities and the consideration paid by PPL Corporation for the Common Trust Securities.

      The Subordinated Debt Securities will be unsecured, subordinated obligations of PPL Capital Funding which rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined herein). The Subordinated Debt Securities will be unconditionally guaranteed by PPL Corporation as to payment of principal, and any interest and premium pursuant to subordinated guarantees (“Subordinated Guarantees”) of PPL Corporation which rank junior to all of PPL Corporation’s Senior Indebtedness (as defined herein). See “—Subordinated Guarantees.”

      Prior to the issuance of each series, certain aspects of the particular securities have to be specified in a supplemental indenture, in a board resolution of PPL Capital Funding, or in one or more officer’s certificates of PPL Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Subordinated Debt Securities:

(a) the title of such Subordinated Debt Securities;

(b) any limit upon the principal amount of such Subordinated Debt Securities;

(c) the date or dates on which principal will be payable or how to determine such dates;

(d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable (“Subordinated Debt Securities Interest Payment Dates”); and any record dates for the interest payable on such Subordinated Debt Securities Interest Payment Dates;

(e) any obligation or option of PPL Capital Funding to redeem, purchase or repay Subordinated Debt Securities, or any option of the Holder to require PPL Capital Funding to redeem or repurchase Subordinated Debt Securities, and the terms and conditions upon which such Subordinated Debt Securities will be redeemed, purchased or repaid;

(f) the denominations in which such Subordinated Debt Securities will be issuable (if other than denominations of $25 and any integral multiple thereof);

(g) whether such Subordinated Debt Securities are to be issued in whole or in part in the form of one or more global Subordinated Debt Securities and, if so, the identity of the depositary for such global Subordinated Debt Securities; and

(h) any other terms of such Subordinated Debt Securities.

(See Section 301.)

Subordination

      The Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Capital Funding. (See Article Fifteen.) No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by

PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

(a) certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

(b) any Senior Indebtedness of PPL Capital Funding is not paid when due and that default continues without waiver;

(c) any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness; or

(d) the maturity of any other series of subordinated debentures under the Subordinated Indenture has been accelerated, because of an event of default which remains uncured.

      Upon any distribution of assets of PPL Capital Funding to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PPL Capital Funding must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

      Senior Indebtedness, when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all obligations of PPL Capital Funding or PPL Corporation, as the case may be, for borrowed money, or guarantees of the same, or for the payment of money pursuant to capital leases, unless such obligation or guarantee expressly provides that it is not superior to or equal in right of payment to the Subordinated Debt Securities or the Subordinated Guarantees, as the case may be. The obligations of PPL Corporation under the Preferred Securities Guarantee shall not be deemed to be Senior Indebtedness. (See Section 101.)

      The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of December 31, 2000, PPL Capital Funding had approximately $2.068 billion principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $2.439 billion principal amount of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding and certain of PPL Corporation’s other subsidiaries).

Subordinated Guarantees

      PPL Corporation will unconditionally guarantee the payment of principal of and any interest and premium on the Subordinated Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Subordinated Debt Securities and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and any premium and interest on the Subordinated Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture. (See Article Fourteen.)

      The Subordinated Guarantees will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

(a) certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

(b) any Senior Indebtedness of PPL Corporation is not paid when due and that default continues without waiver;

(c) any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness; or

(d) the maturity of any other series of subordinated debentures under the Subordinated Indenture which has been guaranteed by PPL Corporation and has been accelerated, because of an event of default which remains uncured.

      Upon any distribution of assets of PPL Corporation to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PPL Corporation must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

Payment of Subordinated Debt Securities

  Interest

      Unless we indicate differently in a prospectus supplement, we will pay interest on each Subordinated Debt Security on each Subordinated Debt Securities Interest Payment Date by check mailed to the Holder of the Subordinated Debt Securities as of the close of business on the regular record date relating to such Subordinated Debt Securities Interest Payment Date, except, that interest payable at Maturity will be paid to the person to whom principal is paid.

      However, if we default in paying interest on a Subordinated Debt Security, we will pay defaulted interest in either of the two following ways:

(a) We will first propose to the Subordinated Indenture Trustee a payment date for such defaulted interest. Next, the Subordinated Indenture Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Subordinated Debt Security as of the close of business on the Special Record Date.

(b) Alternatively, we can propose to the Subordinated Indenture Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Subordinated Debt Securities are listed for trading. If the Subordinated Indenture Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

  Principal

      Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Subordinated Debt Securities at Maturity upon presentation of the Subordinated Debt Securities at the office of The Chase Manhattan Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Subordinated Debt Securities of a particular series will be named in the applicable prospectus supplement.

      In our discretion, we may change the place of payment on the Subordinated Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Section 602.)

Option to Extend Interest Payment Period

      So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PPL Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any extension period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an “Event of Default” under the Subordinated Indenture resulting from a payment default or a payment default under the Preferred Securities Guarantee has occurred and is continuing, PPL Corporation may not:

(a) declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PPL Corporation;

(b) redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

(c) pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

(d) make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

(See Section 312.)

      Before an extension period ends, PPL Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PPL Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities. PPL Capital Funding will give the Trust and the Subordinated Indenture Trustee notice of its election of an extension period prior to the earlier of (i) one business day before the record date for the distribution which would occur if PPL Capital Funding did not make the election to extend or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or any other applicable self-regulatory organization of the record date. The Property Trustee shall send notice of that election to the holders of Preferred Trust Securities.

  Additional Interest

      So long as any Preferred Trust Securities remain outstanding, if the Trust is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the Subordinated Debt Securities, then PPL Capital Funding will pay as interest on the Subordinated Debt Securities any additional interest that may be necessary in order that the net amounts retained by the Trust after the payment of those taxes, duties, assessments or governmental charges will be the same as the Trust would have had in the absence of such payment. (See Section 313.)

Form; Transfers; Exchanges

      Unless we indicated differently in a prospectus supplement, the Subordinated Debt Securities will be issued

(a) only in fully registered form;

(b) without interest coupons; and

(c) in denominations that are even multiples of $25. (See Section 302.)

      Unless we indicate differently in a prospectus supplement, Subordinated Debt Securities may be exchanged at the office of the Subordinated Indenture Trustee. The Subordinated Indenture Trustee will also act as our agent for registering Subordinated Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Subordinated Indenture Registrar.” It will also perform transfers.

      In our discretion, we may change the place for registration of transfer of the Subordinated Debt Securities and may remove and/or appoint one or more additional Subordinated Indenture Registrars

(including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Sections 305 and 602.)

      Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (a) Subordinated Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Subordinated Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Subordinated Debt Security being redeemed in part. (See Section 305.)

      Unless we indicate differently in a prospectus supplement, if Subordinated Debt Securities are distributed to holders of Preferred Trust Securities in a dissolution of the Trust, the Subordinated Debt Securities will be issued in fully registered certificated form in the denominations and integral multiples thereof in which the Preferred Trust Securities have been issued, and they may be transferred or exchanged at the offices of the Subordinated Indenture Trustee.

Redemption

      For so long as the Trust is the holder of all the Subordinated Debt Securities, the proceeds of any redemption will be used by the Trust to redeem Preferred Trust Securities and Common Trust Securities in accordance with their terms.

      We will set forth any terms for the redemption of Subordinated Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Subordinated Debt Securities redeemable at the option of the Holder, Subordinated Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Subordinated Debt Securities of any series or any tranche thereof are to be redeemed, the Subordinated Indenture Trustee will select the Subordinated Debt Securities to be redeemed. In the absence of any provision for selection, the Subordinated Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

      Subordinated Debt Securities will cease to bear interest on the redemption date. PPL Capital Funding will pay the redemption price and any accrued interest once the Subordinated Debt Securities are surrendered for redemption. (See Section 405.) If only part of a Subordinated Debt Security is redeemed, the Subordinated Indenture Trustee will deliver a new Subordinated Debt Security of the same series for the remaining portion without charge. (See Section 406.)

      We may make any redemption at the option of PPL Capital Funding conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Subordinated Debt Securities. (See Section 404.)

Events of Default

      An “Event of Default” occurs with respect to Subordinated Indenture Securities of any series if

(a) we do not pay any interest on any Subordinated Indenture Securities of the applicable series within 30 days of the due date; provided, however, that a valid extension of the interest period by us will not constitute an Event of Default;

(b) we do not pay principal or premium on any Subordinated Indenture Securities of the applicable series on its due date;

(c) we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Subordinated Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Subordinated Indenture Trustee or Holders of 25% of the principal amount of Subordinated Indenture Securities of the affected series; the Subordinated Indenture Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

(d) the Subordinated Guarantees of PPL Corporation relating to any Subordinated Indenture Securities of the applicable series

(1) cease to be effective (except in accordance with their terms),

(2) are found in any judicial proceeding to be unenforceable or invalid, or

(3) are denied or disaffirmed (except in accordance with their terms);

(e) we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

(f) any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Subordinated Debt Securities necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

Remedies

  Acceleration

      Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series to be due and payable immediately.

      More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

  Rescission of Acceleration

      After the declaration of acceleration has been made and before the Subordinated Indenture Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(a) we pay or deposit with the Subordinated Indenture Trustee a sum sufficient to pay

(1) all overdue interest;

(2) the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3) interest on overdue interest to the extent lawful; and

(4) all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

(b) all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture.

(See Section 802.) For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

  Control by Holders; Limitations

      Subject to the Subordinated Indenture, if an Event of Default with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to

(a) direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or

(b) exercise any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Indenture Securities of such series.

      If an Event of Default is continuing with respect to more than one series of Subordinated Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Subordinated Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

(a) the Holders’ directions may not conflict with any law or the Subordinated Indenture; and

(b) the Holders’ directions may not involve the Subordinated Indenture Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Subordinated Indenture Trustee may also take any other action it deems proper which is consistent with the Holders’ direction. (See Sections 812 and 903.)

      In addition, the Subordinated Indenture provides that no Holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless

(a) that Holder has previously given the Subordinated Indenture Trustee written notice of a continuing Event of Default;

(b) the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Subordinated Indenture Trustee to institute proceedings in respect of that Event of Default and have offered the Subordinated Indenture Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

(c) for 60 days after receipt of such notice, the Subordinated Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Subordinated Indenture Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

      However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Enforcement of Certain Rights by Holders of Preferred Trust Securities

      If there is an Event of Default with respect to Subordinated Debt Securities held by the Trust, then the holders of Preferred Trust Securities will rely on the Property Trustee or the Subordinated Indenture Trustee, acting for the benefit of the Property Trustee, to enforce the Property Trustee’s rights against PPL Capital Funding and PPL Corporation as a holder of the Subordinated Debt Securities. However, a holder of Preferred Trust Securities may enforce the Subordinated Indenture directly against PPL Capital Funding and PPL Corporation to the same extent as if the holder of Preferred Trust Securities held a principal amount of Subordinated Debt Securities equal to the aggregate liquidation amount of its Preferred Trust Securities. (See Section 609.)

      Subject to their right to bring suit to enforce their right to payment, the holders of Preferred Trust Securities would not be able to institute any proceeding with respect to the Subordinated Indenture unless the Subordinated Indenture Trustee has failed to do so for 60 days after a request of the holders of 25% in liquidation amount of Preferred Trust Securities. Upon such failure, the holders of a majority of the aggregate liquidation amount of the outstanding Preferred Trust Securities would have the right to directly institute proceedings for enforcement of all other rights of the Subordinated Indenture Trustee against PPL Capital Funding to the fullest extent permitted by law. (See Sections 807, 808 and 812.)

Notice of Default

      The Subordinated Indenture Trustee is required to give the Holders of the Subordinated Indenture Securities notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under “— Events of Default,” no such notice shall be given to such Holders until at least 90 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Subordinated Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Subordinated Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

      We will furnish the Subordinated Indenture Trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the Subordinated Indenture. (See Section 605.)

Waiver of Default and of Compliance

      The Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of any series may waive, on behalf of the Holders of all Subordinated Indenture Securities of such series, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the Holder of each outstanding Subordinated Indenture Security. (See Section 813.)

      Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class. (See Section 606.)

Consolidation, Merger and Conveyance of Assets as an Entirety

      Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence. (See Section 604.)

      PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

(a) the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Subordinated Indenture Securities (or the Subordinated Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the Subordinated Indenture, and

(b) immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

      The Subordinated Indenture does not prevent or restrict:

(a) any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

(b) any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

(c) any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

(d) the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

Modification of Subordinated Indenture

      Without Holder Consent. Without the consent of any Holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

(a) to evidence the succession of another entity to PPL Capital Funding or PPL Corporation; or

(b) to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the Holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation; or

(c) to add any additional Events of Default for all or any series of Subordinated Indenture Securities; or

(d) to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the Holders; or

(e) to provide security for the Subordinated Indenture Securities of any series; or

(f) to establish the form or terms of Subordinated Indenture Securities of any series or tranche or any Subordinated Guarantees as permitted by the Subordinated Indenture; or

(g) to provide for the issuance of bearer securities; or

(h) to evidence and provide for the acceptance of appointment of a separate or successor Subordinated Indenture Trustee or co-trustee; or

(i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Subordinated Indenture Securities; or

(j) to change any place or places where

(1) we may pay principal, premium and interest,

(2) Subordinated Indenture Securities may be surrendered for transfer or exchange, and

(3) notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

(k) to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

      If the Trust Indenture Act is amended after the date of the Subordinated Indenture so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Subordinated Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

      With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Subordinated Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.

      However, no amendment or modification may, without the consent of the Holder of each outstanding Subordinated Indenture Security directly affected thereby,

(a) change the stated maturity of the principal or (except as described above under “—Option to Extend Interest Payment Period”) interest on any Subordinated Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

(b) reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

(c) modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

      A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of Holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the Holders of Subordinated Indenture Securities of any other series or tranche. So long as any Preferred Trust Securities are outstanding, the Subordinated Indenture Trustee may not consent to any supplemental indenture that would ordinarily require Subordinated Indenture Security Holder consent without the prior consent of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Trust Securities affected or, in the case of changes described in clauses (a) through (c) immediately above, 100% in aggregate liquidation preference of all such outstanding Preferred Trust Securities affected. (See Section 1202.)

Miscellaneous Provisions

      The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

      PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Subordinated Indenture Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are Holders of such Subordinated Indenture Securities on the record date. (See Section 104.)

Satisfaction and Discharge

      Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Subordinated Indenture Trustee or any paying agent (other than PPL Capital Funding or PPL Corporation), in trust:

(a) money sufficient, or

(b) in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, non-redeemable Eligible Obligations (as defined in the Subordinated Indenture) sufficient, or

(c) a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

      The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Subordinated Indenture. (See Section 702.)

      All moneys we pay to the Subordinated Indenture Trustee or any paying agent on Subordinated Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Subordinated Debt Security may look only to us for payment thereof. (See Section 603.)

Resignation and Removal of the Subordinated Indenture Trustee; Deemed Resignation

      The Subordinated Indenture Trustee may resign at any time by giving written notice thereof to us.

      The Subordinated Indenture Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.

      No resignation or removal of the Subordinated Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture.

      Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Subordinated Indenture Trustee will be deemed to have resigned.

(Section 910).

Governing Law

      The Subordinated Indenture and the Subordinated Indenture Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

      The Chase Manhattan Bank has at various times in the ordinary course of business made loans to PPL Corporation and its subsidiaries and affiliates, and acts as Administrative Agent with respect to one of our current revolving credit facilities. In addition, The Chase Manhattan Bank acts as issuing and paying agent for PPL Capital Funding’s commercial paper notes, and acts as guarantee trustee and property trustee for the trust originated preferred securities and common securities of our affiliates, PPL Capital Trust and PPL Capital Trust I and acts as trustee with respect to junior subordinated deferrable interest debentures of our affiliate, PPL Utilities. Chase Manhattan Bank USA, National Association, an affiliate of the Trustee, also acts as Delaware trustee for the trust originated preferred securities and common securities of PPL Capital Trust and PPL Capital Trust I.

EXPERTS

      The consolidated financial statements of PPL Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 1999, as amended by Form 10-K/ A filed with the SEC on June 28, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited consolidated financial information of Hyder plc incorporated in this prospectus by reference to the Current Report on Form 8-K of PPL Corporation filed with the SEC on October 20, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers, Cardiff, United Kingdom, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements and schedules of Southern Investments UK plc and subsidiaries incorporated in this prospectus by reference to the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 1999, as amended by Form 10-K/ A filed with the SEC on June 28, 2000, have been audited by Arthur Andersen, independent accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing.

      Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, has reviewed the statements made herein and in the incorporated documents as to matters of law and legal conclusions. Such statements have been made in reliance upon his authority as an expert.

VALIDITY OF THE SECURITIES AND THE SECURITIES GUARANTEES

      Thelen Reid & Priest LLP, New York, New York, counsel to PPL Corporation, PPL Capital Funding and PPL Capital Funding Trust I, will pass upon the validity of the Securities and the Securities Guarantees for PPL Corporation, PPL Capital Funding and the Trust. Simpson Thacher & Bartlett, counsel to PPL Corporation, will pass upon the validity of Common Stock and the Preferred Stock for PPL Corporation. Michael A. McGrail, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the

PPL Corporation Securities and the Securities Guarantees for PPL Corporation. Sullivan & Cromwell, New York, New York, will pass upon the validity of the Securities and the Securities Guarantees for any underwriters or agents. Certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to PPL Corporation, PPL Capital Funding and the Trust. Thelen Reid & Priest LLP, Simpson Thacher & Bartlett and Sullivan & Cromwell will rely on the opinion of Mr. McGrail as to matters involving the law of the Commonwealth of Pennsylvania, and on the opinion of Richards, Layton & Finger, P.A., as to matters involving the law of the State of Delaware in connection with the Preferred Trust Securities. As to matters involving the law of the State of New York, Mr. McGrail will rely on the opinion of Thelen Reid & Priest LLP.

PLAN OF DISTRIBUTION

      We may sell Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents or dealers. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Direct Sales

      We may sell the Securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Securities. A prospectus supplement will describe the terms of any such sale.

To Underwriters

      The applicable prospectus supplement will name any underwriter involved in a sale of Securities. Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent.

      Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

      Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

Through Agents

      We will name any agent or dealer involved in a sale of Securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

General Information

      Underwriters, dealers acting as principals and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

      Each series of Securities will be a new issue and, except for the Common Stock, which is listed on the New York and Philadelphia Stock Exchanges, will have no established trading market. We may elect to list any series of new Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any Securities to be so listed. Any underwriters that purchase Securities for public offering and sale may make a market in the Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any Securities.